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Exhibit 4(b)

TERM LOAN AGREEMENT

Dated as of August 22, 2001

among

MANDALAY RESORT GROUP

The Lenders, Co-Documentation Agents and Senior Managing Agents herein named

CITICORP USA, INC. and BANKERS TRUST COMPANY as Syndication Agents

and

BANK OF AMERICA, N.A.

as Administrative Agent

BANC OF AMERICA SECURITIES LLC and SALOMON SMITH BARNEY INC.

Lead Arrangers and Book Managers

–i–

4.11	Binding Obligations	32
4.12	No Default	32
4.13	ERISA	32
4.14	Regulations T, U and X; Investment Company Act	33
4.15	Disclosure	33
4.16	Tax Liability	33
4.17	Projections	33
4.18	Hazardous Materials	33
4.19	Developed Properties	33
4.20	Gaming Laws	33
Article 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		34
5.1	Payment of Taxes and Other Potential Liens	34
5.2	Preservation of Existence	34
5.3	Maintenance of Properties	34
5.4	Maintenance of Insurance	34
5.5	Compliance With Laws	34
5.6	Inspection Rights	34
5.7	Keeping of Records and Books of Account	35
5.8	Compliance With Agreements	35
5.9	Use of Proceeds	35
5.10	New Significant Subsidiaries	35
5.11	Hazardous Materials Laws	35
Article 6 NEGATIVE COVENANTS		36
6.1	Payment of Subordinated Debt	36
6.2	Disposition of Property	36
6.3	Mergers	36
6.4	Hostile Tender Offers	37
6.5	Distributions	37
6.6	ERISA	37
6.7	Change in Nature of Business	37
6.8	Liens, Negative Pledges, Sale Leasebacks and Rights of Others	37
6.9	Indebtedness and Contingent Obligations	39
6.10	Transactions with Affiliates	39
6.11	Total Debt Ratio	40
6.12	Interest Coverage Ratio	40
6.13	Significant Subsidiaries	40
Article 7 INFORMATION AND REPORTING REQUIREMENTS		41
7.1	Financial and Business Information	41
7.2	Compliance Certificates	43
Article 8 CONDITIONS		44
8.1	Initial Advances, Etc.	44
8.2	[Intentionally Omitted.]	45
Article 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		46
9.1	Events of Default	46
9.2	Remedies Upon Event of Default	48
Article 10 THE ADMINISTRATIVE AGENT		50
10.1	Appointment and Authorization	50
10.2	Administrative Agent and Affiliates	50
10.3	Proportionate Interest in any Collateral	50

–ii–

10.4	Lenders' Credit Decisions	50
10.5	Action by Administrative Agent	51
10.6	Liability of Administrative Agent	51
10.7	Indemnification	52
10.8	Successor Administrative Agent	52
10.9	No Obligations of Borrower	53
Article 11 MISCELLANEOUS		54
11.1	Cumulative Remedies; No Waiver	54
11.2	Amendments; Consents	54
11.3	Costs, Expenses and Taxes	54
11.4	Nature of Lenders' Obligations	55
11.5	Survival of Representations and Warranties	55
11.6	Notices	55
11.7	Execution of Loan Documents	56
11.8	Binding Effect; Assignment	56
11.9	Right of Setoff	58
11.10	Sharing of Setoffs	58
11.11	Indemnity by Borrower	59
11.12	Nonliability of the Lenders	60
11.13	No Third Parties Benefited	61
11.14	Confidentiality	61
11.15	Removal of a Lender	61
11.16	Further Assurances	62
11.17	Integration	62
11.18	Governing Law	62
11.19	Severability of Provisions	62
11.20	Headings	62
11.21	Time of the Essence	62
11.22	Foreign Lenders and Participants	62
11.23	Hazardous Material Indemnity	63
11.24	Gaming Boards	63
11.25	Waiver of Right to Trial by Jury	63
11.26	Purported Oral Amendments	64

–iii–

Exhibits
A	Assignment Agreement
B	Compliance Certificate
C	Note
D	Opinion of Jones Vargas
E	[Intentionally Omitted.]
F	Request for Loan
Schedules
4.3	Governmental Approvals
4.4	Significant Subsidiaries
4.7	Existing Liens, Negative Pledges and Rights of Others
4.10	Litigation
4.19	Developed Properties
6.2	Permitted Dispositions

–iv–

TERM LOAN AGREEMENT

Dated as of August 22, 2001

    This TERM LOAN AGREEMENT ("Agreement") is entered into among Mandalay Resort Group, a Nevada corporation ("Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each other lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the "Lenders" and individually, a "Lender"), The Bank of Nova Scotia and Credit Lyonnais Los Angeles Branch, as Co-Documentation Agents, Credit Suisse First Boston, Dresdner Bank AG, New York and Grand Cayman Branches, The Fuji Bank, Limited, The Industrial Bank of Japan, Limited, Merrill Lynch Capital Corporation and Société Générale, as Senior Managing Agents, Citicorp USA, Inc. and Bankers Trust Company, as Syndication Agents, and Bank of America, N.A., as Administrative Agent. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
DEFINITIONS AND ACCOUNTING TERMS

    1.1  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

      "Adjusted EBITDA" means, for any fiscal period, the sum of (a) EBITDA for that fiscal period, minus (b) that portion of EBITDA which is attributable to the results of operations of Detroit (provided that such amount is greater than zero), plus (c) depreciation and amortization expense attributable to Project Entities, minus (d) Interest Expense and scheduled amortization of Indebtedness of Project Entities (exclusive of any such Interest Expense or amortization payable to Borrower or its Subsidiaries), plus (e) Detroit Distributable Income for that period, in each case as determined in accordance with GAAP.

      "Administrative Agent" means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

      "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

      "Advance" means any advance made or to be made by any Lender to Borrower in accordance with its Pro Rata Share as provided in Article 2, and includes each Base Rate Advance and each Eurodollar Rate Advance.

      "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation or other Person.

      "Agreement" means this Term Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

      "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A.

      "Average Daily Total Debt" means, as of the last day of each Fiscal Quarter, the average daily principal amount of Total Debt during the calendar month ending on such date.

      "Bank of America" means Bank of America, N.A., its successors and assigns.

      "Base Rate" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date (calculated on the basis of a year of 365 or 366 days and the actual number of days elapsed) and (b) the Federal Funds Rate in effect on such date (calculated on the basis of a year of 360 days and the actual number of days elapsed) plus 1/2 of 1% (50 basis points).

      "Base Rate Advance" and "Base Rate Loan" mean, respectively, an Advance or a Loan made hereunder and specified to be a Base Rate Advance or Loan in accordance with Article 2.

      "Base Rate Margin" means, as of each date of determination, the rate set forth below (expressed in basis points) opposite the then applicable Pricing Level:

Pricing Level	Base Rate Margin
I	0.00
II	12.50
III	37.50
IV	50.00
V	62.50
VI	75.00
VII	100.00

      "Borrower" means Mandalay Resort Group, a Nevada corporation, and its permitted successors and assigns.

      "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, Nevada or New York.

      "Capital Expenditure" means any expenditure that is considered a capital expenditure under GAAP, including any (a) amount which is required to be treated as an asset subject to a Capital Lease Obligation, and (b) (whether or not so considered) the amount of any Investment resulting from the acquisition by Borrower or any of its Restricted Subsidiaries of all or a portion of another Person's ownership interest in a New Venture Entity or Project Entity pursuant to an obligation or right of such Person to sell, or an obligation or right of Borrower or any of its Restricted Subsidiaries to purchase, such ownership interest.

      "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

      "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

      "Change in Control" means any transaction or series of related transactions (a) in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the Common Stock, (b) in which any such Unrelated Person or Unrelated Persons acting in concert acquire beneficial ownership of 20% or more of the Common Stock subsequent to the Closing Date and (i) at the first election for the board of directors of Borrower subsequent to such acquisition, individuals who prior to such election were directors of Borrower cease for any reason (other than death, incapacity or disqualification under any Gaming Law) to constitute 50% or more of the board of directors of Borrower or (ii) if the terms of all directors of Borrower do not expire at the date of such first election, then at the second election for the board of directors of Borrower subsequent to such acquisition, individuals who prior to such first election were directors of Borrower cease for any reason (other than death, incapacity or disqualification under any Gaming Law) to constitute 50% or more of the board of directors of Borrower or (c) constituting a "change in control" or other similar occurrence under documentation evidencing or governing any Indebtedness of Borrower of $25,000,000 or more which results in an obligation of Borrower to prepay, purchase, offer to purchase, redeem or defease such Indebtedness.

      "Closing Date" means the time and Business Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

      "Co-Documentation Agents" means those Lenders listed in the preamble of this Agreement as such. No Co-Documentation Agent shall have any rights, duties or obligations under this Agreement or the other Loan Documents by reason of its being a Co-Documentation Agent.

      "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

      "Commitment" means, subject to Sections 2.6, 2.7 and 11.15, $250,000,000. As of the Closing Date, the respective Pro Rata Shares of the Lenders are set forth in the records of the Administrative Agent.

      "Common Stock" means the common stock of Borrower or its successor by merger.

      "Completion Guaranty" means a Contingent Obligation given by Borrower or a Restricted Subsidiary to a holder of Indebtedness of, or an obligee of, a New Venture Entity which obligates Borrower or the Restricted Subsidiary to cause the completion of construction of improvements on Property owned thereby and/or to provide funding for all or a portion of any construction cost overruns with respect thereto.

      "Compliance Certificate" means a certificate substantially in the form of Exhibit B, properly completed and signed on behalf of Borrower by a Senior Officer of Borrower.

      "Confidential Information Memorandum" means the Confidential Information Memorandum distributed to the Lenders in connection with the credit facilities provided herein.

      "Contingent Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well", "make-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

      "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

      "Creditors" means, collectively, the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Senior Managing Agents, the Lead Arrangers, each Lender and, where the context requires, any one or more of them.

      "Debt Ratings" means, as of each date of determination, (a) in the event such a credit rating is issued by either Moody's or S&P, the bank debt credit rating assigned to the Indebtedness evidenced by this Agreement by that credit reporting agency, or (b) if no bank debt credit rating is assigned, the most creditworthy credit rating, actual or implicit, assigned to senior unsecured Indebtedness of Borrower by that credit rating agency.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

      "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

      "Default Rate" means the interest rate prescribed in Section 3.9.

      "Designated Deposit Account" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.

      "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, or (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Requisite Lenders.

      "Detroit" means Detroit Entertainment, LLC, its successors and permitted assigns.

      "Detroit Distributable Income" means, for any period, the amount (but not less than zero) which Detroit is permitted to distribute during that period to Borrower and its Restricted Subsidiaries in cash in accordance with applicable Laws and in compliance with contractual obligations, rules, orders or other restrictions to which it or such net income is subject, whether or not so distributed, but not to exceed the sum of EBITDA of Detroit for the same period plus (without duplication) the net amount of any Investments of Borrower and its Restricted Subsidiaries in Detroit which are redeemed, repurchased or otherwise retired during that period.

      "Developed Property" means, as of any date of determination, a casino, hotel, casino/hotel, resort, casino/resort, riverboat/dockside casino, entertainment center or similar facility owned by Borrower or any of its Restricted Subsidiaries (or owned by a Person in which Borrower or any of its Restricted Subsidiaries holds an Investment) and which is at such date substantially complete and open for business.

      "Disposition" means the sale, transfer or other disposition of any asset of Borrower or any of its Significant Subsidiaries (including the sale, transfer or other disposition of the stock of any Significant Subsidiary) other than any sale, transfer or other disposition (i) of inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or a Restricted Subsidiary, (ii) of equipment or other assets sold or otherwise disposed of where substantially similar equipment or other similar assets in replacement thereof have theretofore been acquired, or thereafter within 90 days is acquired, in each case by Borrower or a Significant Subsidiary, (iii) to Borrower or a Restricted Subsidiary, or (iv) dispositions of cash equivalents.

      "Distribution" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (iv) any other payment in cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

      "Dollars" or "$" means United States dollars.

      "EBITDA" means, for any fiscal period (a) Net Income, plus (b) any extraordinary loss reflected in Net Income, minus (c) any extraordinary gain reflected in Net Income, plus (d) depreciation, amortization and all other non-cash expenses, plus (e) Interest Expense, plus (f) the aggregate amount of federal and state taxes on or measured by income (whether or not payable during that period), plus (g) pre-opening expenses during that period reasonably determined by Borrower in a manner consistent with the past accounting practices of Borrower, in each case for Borrower and its Subsidiaries during that period and as determined in accordance with GAAP and, in the case of items (d), (e), (f),and (g) only to the extent deducted in the determination of Net Income for that period.

      "Eligible Assignee" means (a) with respect to any Lender, another Lender, (b) with respect to any Lender, any Affiliate of that Lender which (A) has a net worth of $100,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement or making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $100,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $100,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (b) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office or collateral manager or investment adviser located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.22, provided, further, no assignment shall be made to any Person if such assignment would result in a violation of any Gaming Laws or otherwise require the consent or approval of any Gaming Board.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

      "Eurodollar Base Rate" means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered by the Administrative Agent to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two Eurodollar Business Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advances made by the Administrative Agent with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period. The determination of the Eurodollar Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

      "Eurodollar Business Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

      "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

      "Eurodollar Margin" means, as of each date of determination, the rate set forth below (expressed in basis points) opposite the then applicable Pricing Level:

Pricing Level	Eurodollar Margin
I	125.00
II	137.50
III	162.50
IV	175.00
V	187.50
VI	200.00
VII	225.00

      "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

      "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

        (a)  The first day of any Eurodollar Period shall be a Eurodollar Business Day;

        (b)  Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day; and

        (c)  No Eurodollar Period shall extend beyond the Maturity Date.

      "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan, the interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) determined pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

      "Eurodollar Rate Advance" and "Eurodollar Rate Loan" mean, respectively, an Advance or Loan made hereunder and specified to be a Eurodollar Rate Advance or Loan in accordance with Article 2.

      "Eurodollar Reserve Percentage" means, with respect to any Eurodollar Rate Loan, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date the Eurodollar Base Rate for that Eurodollar Rate Loan is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term comparable to the Eurodollar Period for such Eurodollar Rate Loan. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

      "Event of Default" shall have the meaning provided in Section 9.1.

      "Existing Loan Agreement" means the Amended and Restated Loan Agreement dated as of May 23, 1997 among Borrower, the lenders therein named, and Bank of America, as Administrative Agent, as amended.

      "Existing Senior Notes" means, collectively, (a) Borrower's $200,000,000 9 1/2% Senior Notes dated as of August 16, 2000 due 2008, (b) Borrower's $150,000,000 6.70% Senior Notes dated as of November 16, 1996 due 2096, (c) Borrower's $150,000,000 7.00% Senior Notes dated as of November 16, 1996 due 2036, and (d) Borrower's $200,000,000 6.45% Senior Notes dated as of February 1, 1996 due 2006.

      "Existing Subordinated Notes" means, collectively, (a) Borrower's $500,000,000 10 1/4% Senior Subordinated Notes dated as of July 24, 2000 due 2007, (b) Borrower's $275,000,000 9.25% Senior Subordinated Notes issued pursuant to the Indenture dated November 20, 1998 and due 2005, (c) Borrower's $150,000,000 6 3/4% Senior Subordinated Notes dated July 21, 1993 due 2003, and (d) Borrower's $150,000,000 7 5/8% Senior Subordinated Debentures dated July 21, 1993 due 2013.

      "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

      "Fiscal Quarter" means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each April 30, July 31, October 31 and January 31.

      "Fiscal Year" means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each January 31.

      "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

      "Gaming Board" means any Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

      "Gaming Laws" means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction.

      "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

      "Governmental Agency" means (a) any international, foreign, federal, state, county, municipal or Native American government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal.

      "Hazardous Materials" means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Hazardous Waste Control Law, California Health & Safety Code § 25100, et seq., or in any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

      "Hazardous Materials Laws" means all federal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials applicable to any of the Real Property.

      "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property or services (excluding trade and other accounts payable and deferred payments under employment agreements in the ordinary course of business in accordance with customary trade terms), including any Contingent Obligation in respect of any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the lesser of the amount of such indebtedness or the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (f) the net amount of the obligations of such Person in respect of Swap Agreements (or, in the case of Borrower and its Restricted Subsidiaries, the Net Swap Obligations).

      "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

      "Interest Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the greater of (i) Adjusted EBITDA for the four Fiscal Quarter period ending on that date, or (ii) four times Adjusted EBITDA for the Fiscal Quarter ending on that date, to (b) consolidated Interest Expense of Borrower and its Subsidiaries for the same period minus that portion of the Interest Expense of Project Entities which is deducted in arriving at such Adjusted EBITDA, and minus Interest Expense of Detroit which is included in the consolidated Interest Expense of Borrower and its Subsidiaries.

      "Interest Differential" means, with respect to any prepayment of a Eurodollar Rate Loan on a day prior to the last day of the applicable Eurodollar Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan, (a) the per annum interest rate payable pursuant to Section 3.1(c) with respect to the Eurodollar Rate Loan minus (b) the Eurodollar Rate on, or as near as practicable to the date of the prepayment or failure to borrow for, a Eurodollar Rate Loan commencing on such date and ending on the last day of the Eurodollar Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

      "Interest Expense" means, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

      "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

      "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

      "Lead Arrangers" means, collectively, Banc of America Securities LLC and Salomon Smith Barney Inc. While not parties hereto, the Lead Arrangers have served as joint lead arrangers and book managers for the credit facilities described herein, and are entitled to the benefits of the indemnity described in Section 11.11. The Lead Arrangers shall have no obligations under this Agreement or the other Loan Documents.

      "License Revocation" means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower and its Restricted Subsidiaries.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease or other agreement that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

      "Loan" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

      "Loan Documents" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, each Request for Loan, each Compliance Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Administrative Agent or any other Creditor in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

      "Margin Stock" means "margin stock" as such term is defined in Regulation U.

      "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), assets or business operations of Borrower and its Restricted Subsidiaries, taken as a whole, or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Restricted Subsidiaries, taken as a whole, to perform the Obligations.

      "Maturity Date" means August 21, 2006, or such later anniversary thereof as may be established pursuant to Section 2.9.

      "Monthly Payment Date" means the last day of each calendar month.

      "Moody's" means Moody's Investor Service, Inc. and its successors.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

      "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Restricted Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.8 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

      "Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied. Borrower has heretofore accounted for its joint ventures with respect to the Monte Carlo Resort and Casino, the Silver Legacy Resort and Casino and the Grand Victoria Riverboat Casino using the equity method, and has consolidated the results of operations of the Motor City Casino.

      "Net Swap Obligations" means, as of each date of determination, the net amount, not less than zero, which the Borrower and its Restricted Subsidiaries would be required to pay in respect of Swap Agreements to which they are then party if they were to terminate all such Swap Agreements on that date.

      "New Venture" means a casino, hotel, casino/hotel, resort, casino/resort, riverboat/dockside casino, entertainment center or similar facility (or any site or proposed site for any of the foregoing) owned or to be owned by Borrower or any of its Restricted Subsidiaries (or owned or to be owned by a Person in which Borrower, any of its Restricted Subsidiaries or a New Venture Entity owned directly or indirectly by Borrower or any of its Restricted Subsidiaries holds an Investment) and which is not at the Closing Date a Developed Property.

      "New Venture Entity" means the Person or Persons that directly own a New Venture, if such Person or Persons are neither Borrower nor a Restricted Subsidiary.

      "Note" means the promissory note made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

      "Obligations" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Creditors or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

      "Opinion of Counsel" means the favorable written legal opinion of Jones Vargas, special Nevada counsel to Borrower and its Restricted Subsidiaries, substantially in the form of Exhibit D, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

      "Other Loan Documents" means, collectively, the $850,000,000 Revolving Loan Agreement and the $150,000,000 Capital Markets Term Loan Agreement, in each case of even date herewith among Borrower, the lenders named therein, and Bank of America, as Administrative Agent, as at any time amended or refinanced.

      "Outstanding Obligations" means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the aggregate principal amount of the outstanding Loans.

      "Party" means any Person other than Creditors which now or hereafter is a party to any of the Loan Documents.

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or has an obligation to contribute.

      "Permitted Encumbrances" means:

        (a)  Inchoate Liens incident to construction or maintenance of Real Property; or Liens incident to construction or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

        (b)  Liens for taxes and assessments on and similar charges with respect to Real Property which are not yet past due; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Real Property is subject to a material risk of loss or forfeiture;

        (c)  defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

        (d)  easements, exceptions, reservations, or other agreements for the purpose of avigation, pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, driveways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment, including the reservation of water rights or other riparian rights, which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

        (e)  easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

        (f)  rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Real Property;

        (g)  rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

        (h)  present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

        (i)  statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture;

        (j)  covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

        (k)  rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

        (l)  Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

        (m)  Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

        (n)  Liens consisting of deposits of property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor) in the ordinary course of business;

        (o)  Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

        (p)  Liens consisting of deposits of property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business;

        (q)  Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business;

        (r)  Liens created by or resulting from any litigation or legal proceeding involving Borrower or a Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture; and

        (s)  other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and its Subsidiaries, taken as a whole.

      "Permitted Right of Others" means a Right of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Encumbrance, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

      "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or otherwise.

      "Pricing Level" means, as of each date of determination, the level set forth below opposite the Debt Ratings issued by Moody's and S&P, provided that any change in the Debt Ratings which results in a change in the Pricing Level will be deemed effective on the date which is five Business Days after the public announcement of such change:

Pricing Level	Criteria
I	Both of the Debt Ratings are higher than BBB- and Baa3
II	Both of the Debt Ratings are BBB- or higher and Baa3 or higher, and the criteria for Pricing Level I do not then apply
III	Either of the Debt Ratings is BBB- or higher or Baa3 or higher, and the criteria for Pricing Levels I and II do not then apply
IV	Both of the Debt Ratings are BB+ or higher and Ba1 or higher, and the criteria for Pricing Levels I, II, and III do not then apply
V	Either of the Debt Ratings is BB+ or higher or Ba1 or higher, and the criteria for Pricing Levels I through IV do not then apply
VI	Both of the Debt Ratings are BB or higher and Ba2 or higher, and the criteria for Pricing Levels I though V do not then apply
VII	No Debt Ratings are issued or the criteria for Pricing Levels I though VI do not then apply.

      "Project Entity" means, collectively (a) Galleon, Inc. and (b) Borrower's Subsidiaries which are pure holding companies for its interests in Victoria Partners and in Elgin Riverboat Resort and each other Person hereafter formed or acquired by Borrower or its Subsidiaries for the purpose of the development, construction or operation of New Ventures.

      "Projections" means the financial projections contained in the Confidential Information Memorandum.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Pro Rata Share" means, with respect to each Lender, as the context requires (a) the percentage of the Commitment held by that Lender, or (b) the principal amount which is equal to the Commitment multiplied by such percentage. Each Lender party hereto as of the Closing Date has been advised of its Pro Rata Share by the Lead Arrangers and will receive a Note in an amount equal to its Pro Rata Share.

      "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America as its "Prime Rate" or the similar prime rate or reference rate announced by any successor Administrative Agent. The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Bank of America or any successor Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Qualified Contingent Obligations" means, as of each date of determination, the aggregate amount of all guarantee obligations, keep-wells agreements, make-well agreements, Completion Guaranties, letters of credit and other Contingent Obligations of Borrower and its Restricted Subsidiaries, provided that, in determining the amount of such obligations:

        (a)  The obligations of Borrower and its Restricted Subsidiaries with respect to make-well agreements, keep-well agreements, and other agreements to support the solvency or level of any balance sheet item of other Persons which do not constitute a guarantee of the Indebtedness of such Persons shall be valued at zero unless and until the Borrower or its Restricted Subsidiaries may be required by the obligee to make any payments with respect thereto (and then shall be valued at the amount of the required payments during the period in which the payments are required to be made);

        (b)  The obligations of Borrower and its Restricted Subsidiaries with respect to Completion Guaranties shall be valued at zero unless and until the Borrower is informed by its independent auditors that it must quantify such obligations on its financial statements; and

        (c)  The amount of each other Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

      "Quarterly Payment Date" means each October 31, January 31, April 30 and July 31.

      "Real Property" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any of its Restricted Subsidiaries.

      "Regulations D, T, U and X" means Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

      "Related Fund" means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

      "Request for Loan" means a written request for a Loan substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

      "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

      "Requisite Lenders" means (a) as of any date of determination if the Commitment is then in effect, Lenders having a majority in interest of the Commitment then in effect and (b) as of any date of determination if the Commitment has then been terminated, Lenders holding a majority of the Outstanding Obligations.

      "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

      "Restricted Subsidiary" means, as of any date of determination, any Subsidiary of Borrower (a) at least 80% of the capital stock or other ownership interests of which are owned on such date, directly or indirectly, by Borrower and (b) with respect to which neither Borrower nor any of its Restricted Subsidiaries has entered into any shareholders' agreement, management agreement or other agreement which has the effect of delegating management control over such Subsidiary to a Person other than Borrower or a Restricted Subsidiary.

      "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable ownership right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person, (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, and (c) any residual rights held by a lessor or vendor of Property, shall not be deemed to constitute a Right of Others.

      "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. and its successors.

      "Sale and Leaseback" means, with respect to any Person, the sale of Property owned by that Person (the "Seller") to another Person (the "Buyer"), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.

      "Sale and Leaseback Obligation" means, with respect to any Sale and Leaseback and as of any date of determination, the present value of the aggregate monetary obligations of the lessee under the lease of the Property which is the subject of such Sale and Leaseback (discounted at the interest rate implicit in such lease, compounded semiannually) for the then remaining term of such lease (treating all extension options exercisable by the lessor as having been exercised, but deeming the lease terminated as of the earliest date upon which the lessee has the option to do so); provided that such monetary obligations shall exclude amounts payable in respect of maintenance, repairs, insurance, taxes, assessments, utilities and similar charges.

      "Senior Managing Agents" means those Lenders listed in the preamble of this Agreement as such. No Senior Managing Agent shall have any rights, duties or obligations under this Agreement or the other Loan Documents by reason of its being a Senior Managing Agent.

      "Senior Officer" means Borrower's (a) chief executive officer, (b) president, (c) chief financial officer, (d) chief accounting officer or (e) treasurer.

      "Significant Subsidiary" means, as of any date of determination, each Restricted Subsidiary that had on the last day of the Fiscal Quarter then most recently ended total assets (determined in accordance with GAAP) of $10,000,000 or more.

      "Special Eurodollar Circumstance" means the application or adoption after the date hereof of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

      "Subordinated Debt" means (a) the Existing Subordinated Notes and (b) any other Indebtedness of Borrower which is subordinated in right of payment to the Obligations pursuant to subordination provisions which are either (a) substantively no less favorable to the Lenders than the subordination provisions of any Existing Subordinated Notes selected by Borrower, or (b) otherwise are acceptable to the Requisite Lenders in the exercise of their sole discretion.

      "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, partnership, limited liability company or other Person (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or other business entity, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

      "Subsidiary Guaranty" means the continuing guaranty of the Obligations executed and delivered by the Significant Subsidiaries on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted. The Subsidiary Guaranty provides with respect to any Significant Subsidiary which is sold, transferred or otherwise disposed of after the Closing Date in a transaction which does not violate this Agreement, that the Administrative Agent shall, promptly following request therefor by Borrower, release such Significant Subsidiary from the Subsidiary Guaranty.

      "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for the "swap" of interest rate payment obligations with respect to any Indebtedness.

      "Syndication Agents" means Citicorp USA, Inc. and Bankers Trust Company. No Syndication Agent shall have any rights, duties or obligations under this Agreement or the other Loan Documents by reason of its being a Syndication Agent.

      "to the best knowledge of " means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

      "Total Debt" means, as of any date of determination, the sum (without duplication) of (a) the outstanding principal Indebtedness of Borrower and its Restricted Subsidiaries for borrowed money (including debt securities issued by Borrower or any of its Restricted Subsidiaries) on that date, plus (b) the aggregate amount of all Capital Lease Obligations of Borrower and its Restricted Subsidiaries on that date, plus (c) the amount by which the Qualified Contingent Obligations determined as of that date are in excess of $500,000,000, plus (d) the Net Swap Obligations on that date.

      "Total Debt Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Average Daily Total Debt on that date, to (b) the greater of (i) Adjusted EBITDA for the four Fiscal Quarter period ending on that date, or (ii) four times Adjusted EBITDA for the Fiscal Quarter ending on that date.

      "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

      "Unrelated Person" means any Person other than (a) a Subsidiary of Borrower or (b) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries.

    1.2  Use of Defined Terms.  Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

    1.3  Accounting Terms.  All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.11 and 6.12 would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90 day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

    1.4  Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

    1.5  Exhibits and Schedules.  All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

    1.6  References to "Borrower and its Subsidiaries".  Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

    1.7  Miscellaneous Terms.  The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

Article 2
LOANS

    2.1  Loans—General

    (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Commitment, make a term Advance in Dollars to Borrower in such amounts as Borrower may request provided that, giving effect to such Advances, the Outstanding Obligations shall not exceed the Commitment. Advances or Loans repaid or prepaid under the Commitment may not be reborrowed, but may be refinanced with proceeds of new Loans.

    (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for loan purportedly made by a Responsible Official of Borrower, which hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

    (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., California local time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

    (d) Unless the Requisite Lenders otherwise consent, each Loan shall be an integral multiple of $1,000,000 and shall be not less than $10,000,000.

    (e) The Advances made by each Lender shall be evidenced by that Lender's Note.

    (f)  A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

    (g) If no Request for Loan (or telephonic request for loan referred to in the second sentence of Section 2.1(b), if applicable) has been made within the requisite notice periods set forth in Sections 2.2 or 2.3 in connection with a Loan which, if made and giving effect to the application of the proceeds thereof, would not increase the outstanding principal Indebtedness evidenced by the Notes, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to Section 3.1(e)(i), a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by the Notes, to remain the same, and the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b) and 2.2.

    2.2  Base Rate Loans.  Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California local time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to Section 2.3.

    2.3  Eurodollar Rate Loans

    (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California local time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

    (b) On the date which is two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

    (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than three Eurodollar Rate Loans shall be outstanding at any one time.

    (d) No Eurodollar Rate Loan may be requested during the existence of a Default or Event of Default.

    (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

    2.4  [Intentionally Omitted]

    2.5  [Intentionally Omitted.]

    2.6  Voluntary Reduction of Commitment.  Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Business Days prior written notice to the Administrative Agent, voluntarily to reduce or to terminate, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $10,000,000, all or a portion of the Commitment, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid fees with respect to the portion of the Commitment being reduced or terminated. The Administrative Agent shall promptly notify the Lenders of any reduction of the Commitment under this Section.

    2.7  Optional Termination of Commitment.  Following the occurrence of a Change in Control, the Requisite Lenders may in their sole and absolute discretion elect, during the sixty day period immediately subsequent to the later of (a) such occurrence and (b) the earlier of (i) receipt of Borrower's written notice to the Administrative Agent of such occurrence and (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge thereof, to terminate the Commitment. In any such case the Commitment shall be terminated effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to Borrower thereof, and to the extent that there is then any Indebtedness evidenced by the Notes, the same shall be immediately due and payable.

    2.8  [Intentionally Omitted.]

    2.9  Extension of the Maturity Date.  The Maturity Date may be extended for one year periods at the request of Borrower and with the written consent of all of the Lenders (which may be withheld in the sole and absolute discretion of each Lender) pursuant to this Section. Not earlier than June 1, 2002 nor later than August 1, 2002, or in the similar period in each subsequent year, and provided that Borrower is then in compliance with Section 7.1, Borrower may deliver to the Administrative Agent and the Lenders a written request for a one year extension of the Maturity Date together with a certificate signed by a Senior Officer on behalf of Borrower stating that the representations and warranties contained in Article 4 (other than (i) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not a violation of this Agreement, (ii) as otherwise disclosed by Borrower and approved in writing by the Requisite Lenders and (iii) Sections 4.4(a), 4.6 (first sentence), 4.17 and 4.19) are true and correct on and as of the date of such certificate. Each Lender shall, prior to August 20 of such year, notify the Administrative Agent whether (in its sole and absolute discretion) it consents to such request and the Administrative Agent shall, after receiving the notifications from all of the Lenders or the expiration of such period, whichever is earlier, notify Borrower and the Lenders of the results thereof. If all of the Lenders have consented, then the Maturity Date shall be extended for one year.

    If Lenders holding at least 80% of the Commitment consent to the request for extension, but one or more Lenders (each a "Non-Consenting Lender") notify the Administrative Agent that it will not consent to the request for extension (or fail to notify the Administrative Agent in writing of its consent to the extension by August 20), Borrower may (i) cause such Non-Consenting Lender to be removed as a Lender under this Agreement pursuant to Section 11.15(a), (ii) voluntarily terminate the Pro Rata Share of Non-Consenting Lender in accordance with Section 11.15(b), or (iii) utilize a combination of the procedures described in clauses (i) and (ii) of this Section. If such removal is accomplished by assignment to an Eligible Assignee which has consented to the requested extension, then the request for extension shall be granted with the effect as set forth above. If such removal is accomplished by a voluntary reduction of the Commitment, then the Administrative Agent shall notify all of the Lenders in writing thereof.

Article 3
PAYMENTS AND FEES

    3.1  Principal and Interest.

    (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest and to be compounded at the Default Rate, in each case, to the fullest extent permitted by applicable Laws.

    (b) Interest accrued on each Base Rate Loan on each Monthly Payment Date, and on the date of any prepayment of the Notes pursuant to Section 3.1(f), shall be due and payable on that day. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

    (c) Interest accrued on each Eurodollar Rate Loan having a Eurodollar Period of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Sections 3.1(d) and 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the Eurodollar Margin.

    (d) During the existence of a Default or Event of Default, the Requisite Lenders may determine that any or all then outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans. Such conversion shall be effective upon notice to Borrower from the Requisite Lenders (or from the Administrative Agent on behalf of the Requisite Lenders) and shall continue so long as such Default or Event of Default continues to exist.

    (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

  (i)
  the principal amount of each Eurodollar Rate Loan shall be payable on the last day of the Eurodollar Period for such Loan;

  (ii)
  the amount, if any, by which the Outstanding Obligations at any time exceed the Commitment shall be payable immediately, and shall be applied to the Notes; and

  (iii)
  the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

    (f)  The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 3.1(f), (i) any partial prepayment shall be in an integral multiple of $1,000,000 but not less than $10,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m., California local time on a Business Day on the date of prepayment in the case of a Base Rate Loan, and three Business Days, in the case of a Eurodollar Rate Loan, before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.8(d).

    3.2  Arrangement Fee.  On the date of the execution hereof, Borrower shall pay to the Administrative Agent, for the sole account of the Lead Arrangers, an arrangement fee in the amount heretofore agreed upon by letter agreement between Borrower and the Lead Arrangers. Such arrangement fee is for the services of the Lead Arrangers in arranging the credit facilities under this Agreement, is fully earned as of the date hereof and is nonrefundable.

    3.3  Upfront Fees.  On the date of the execution hereof, Borrower shall pay to the Administrative Agent, for the respective accounts of the Lenders, upfront fees in the respective amounts set forth in advices provided to each Lender by the Administrative Agent or separate agreements between such Lender and the Lead Arrangers. Such upfront fees are for the amended and extended credit facility committed by each Lender under this Agreement and are fully earned when paid. The upfront fees paid to each Lender are solely for its own account and are nonrefundable.

    3.4  [Intentionally Omitted.]

    3.5  [Intentionally Omitted.]

    3.6  Agency Fees.  Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

    3.7  Increased Commitment Costs.  If any Lender shall determine that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement. Each Lender shall endeavor to assure that each demand made of Borrower under this Section affords treatment to Borrower which is substantially similar to that which such Lender affords to its other similarly situated customers.

    3.8  Eurodollar Costs and Related Matters.

      (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall:

        (1) subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, its Note evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances, excluding, with respect to each Lender, and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws;

        (2) impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding the Eurodollar Reserve Percentage taken into account in calculating the Eurodollar Rate), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

        (3) impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition materially affecting any Eurodollar Rate Advance, its Note, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise materially affect any of the same;

and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, its Note or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, provided that such Lender makes demand upon Borrower (with a copy to the Administrative Agent) within 90 days following the date upon which it becomes aware of any such event or circumstance, Borrower shall within five Business Days pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). Borrower hereby indemnifies each Lender against, and agrees to hold each Lender harmless from and reimburse such Lender within five Business Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, legal fees and damages incurred or sustained by each Lender in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a result of the existence or occurrence of any Special Eurodollar Circumstance. A statement of any Lender claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four (4) Eurodollar Business Days' prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected Eurodollar Rate Advances of such Lender or request that such Eurodollar Rate Advances be converted to Base Rate Advances. To the extent that any Lender which receives any payment from Borrower under this Section later receives any funds which are identifiable as a reimbursement or rebate of such amount from any other Person, such Lender shall promptly refund such amount to Borrower.

      (b) If the existence or occurrence of any Special Eurodollar Circumstance shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Lender to notify the Administrative Agent under this Section 3.8(b), and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section 3.8(b) shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

      (c) If, with respect to any proposed Eurodollar Rate Loan:

        (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

        (2) the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

    (d) Upon payment or prepayment of any Eurodollar Rate Advance, (other than as the result of a conversion required under Section 3.1(d) or 3.8(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within five Business Days after demand a prepayment fee or failure to borrow fee, as the case may be, (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

      (1) principal amount of the Eurodollar Rate Advance prepaid or not borrowed, as the case may be, times the quotient of (A) the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Eurodollar Period, divided by (B) 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

      (2) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender's determination of the amount of any prepayment fee payable under this Section 3.8(d) shall be conclusive in the absence of manifest error.

    3.9  Default Rate.  At the option of the Requisite Lenders, upon the occurrence and during the continuance of any Event of Default, and in any event if any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to any Creditor is not paid when due, the Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate otherwise applicable thereto plus 2% per annum, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

    3.10  Computation of Interest and Fees.  Computation of interest on Base Rate Loans calculated with reference to the Prime Rate shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on Base Rate Loans calculated by reference to the Federal Funds Rate, and on Eurodollar Rate Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

    3.11  Non-Business Days.  If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

    3.12  Manner and Treatment of Payments.

      (a) Each payment hereunder (except payments pursuant to Sections 3.7, 3.8, 11.3, 11.11 and 11.23) or on the Notes or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m., California local time, on the day of payment (which must be a Business Day). All payments received after these deadlines shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California local time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

      (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

      (c) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Note and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

      (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding, in the case of each Creditor, and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws, (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

    3.13  Funding Sources.  Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

    3.14  Failure to Charge Not Subsequent Waiver.  Any decision by the Lenders not to require payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Creditor's right to require full payment of any interest (including interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

    3.15  Administrative Agent's Right to Assume Payments Will be Made by Borrower.  Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

    3.16  Fee Determination Detail.  Each Creditor shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to that Creditor under Article 3 has been determined, concurrently with demand for such payment.

    3.17  Survivability.  All of Borrower's obligations under Sections 3.7, 3.8 and 3.12(d) shall survive for ninety days following the date on which the Commitment is terminated and all Loans hereunder are fully paid.

Article 4
REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants to the Creditors, as of the date hereof, and as of the Closing Date, that:

    4.1  Existence and Qualification; Power; Compliance With Laws.  Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

    4.2  Authority; Compliance With Other Agreements and Instruments and Government Regulations.  The execution, delivery and performance by Borrower and each Significant Subsidiary of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or partnership action, as applicable, and do not and will not:

      (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

      (b) Violate or conflict with any provision of such Party's charter, articles of incorporation or bylaws, as applicable;

      (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

      (d) Violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Agencies described in Schedule 4.3;

      (e) Result in a breach by such Party of or constitute a default by such Party under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected where such breach, default or acceleration would (i) result in an obligation on behalf of Borrower or any Significant Subsidiary to make payments in an aggregate amount which exceeds $25,000,000 or (ii) otherwise result in a Material Adverse Effect;

and none of Borrower or any Significant Subsidiary is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

    4.3  No Governmental Approvals Required.  Except as set forth in Schedule 4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and the Significant Subsidiaries of the Loan Documents to which any of them is a Party. All authorizations from, or filings with, any Governmental Agency described in Schedule 4.3 will be accomplished as of the Closing Date or such other date as is specified in Schedule 4.3.

    4.4  Subsidiaries.

      (a) Schedule 4.4 hereto correctly sets forth the names, form of legal entity, percentage of shares of each class of capital stock or other equity interests issued and outstanding, percentage of shares or other equity interests owned by Borrower or a Restricted Subsidiary (specifying such owner) and jurisdictions of organization of all Restricted Subsidiaries and specifies which thereof, as of the Closing Date, are Significant Subsidiaries. Except as described in Schedule 4.4, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. Unless otherwise indicated in Schedule 4.4, as of the Closing Date all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Restricted Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

      (b) Each Restricted Subsidiary is a corporation or partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

      (c) Each Restricted Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

      (d) As of the Closing Date Borrower has no Subsidiaries (i) in which Borrower directly or indirectly owns at least 80% of the capital stock or other ownership interests and (ii) with respect to which Borrower or any of its Restricted Subsidiaries has entered any shareholders' agreement, management agreement or other agreement which has the effect of delegating management control over such Subsidiary to a Person other than Borrower or a Restricted Subsidiary.

    4.5  Financial Statements.  Borrower has furnished to the Lenders the audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended January 31, 2001 and the unaudited consolidated and consolidating financial statements of Borrower and its Subsidiaries for the Fiscal Quarter ended April 30, 2001. The financial statements described above fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as of such dates and for such periods, in conformity with GAAP, consistently applied.

    4.6  No Other Liabilities; No Material Adverse Effect.  As of the Closing Date, Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 4.5 or on Schedule 4.10, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since January 31, 2001.

    4.7  Title to Property.  Borrower and its Subsidiaries have valid title to the Property reflected in the financial statements described in Section 4.5, other than immaterial items of Property and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens or Rights of Others securing Indebtedness in an aggregate amount not in excess of $25,000,000, and Liens or Rights of Others described in Schedule 4.7, or permitted by Section 6.8.

    4.8  Intangible Assets.  Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

    4.9  Public Utility Holding Company Act.  Neither Borrower nor any Restricted Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    4.10  Litigation.  Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Restricted Subsidiaries of less than $5,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Restricted Subsidiaries and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Restricted Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency.

    4.11  Binding Obligations.  Each of the Loan Documents to which Borrower or any of its Significant Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

    4.12  No Default.  No event has occurred and is continuing that is a Default or Event of Default.

    4.13  ERISA.

      (a) With respect to each Pension Plan:

    (i)
    such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

    (ii)
    such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

    (iii)
    no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

    (iv)
    neither Borrower nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

      (b) Neither Borrower nor any of its Restricted Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

    4.14  Regulations T, U and X; Investment Company Act.  No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U or X. Neither Borrower nor any of its Restricted Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

    4.15  Disclosure.  No written statement made by a Senior Officer to any Creditor in connection with this Agreement, or in connection with any Loan or Advance as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

    4.16  Tax Liability.  Borrower and its Restricted Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Restricted Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes and tax returns so long as no material item or portion of Property of Borrower or any of its Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

    4.17  Projections.  As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

    4.18  Hazardous Materials.  Neither Borrower nor any of its Restricted Subsidiaries at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under the Real Property in any manner that violates any Hazardous Materials Law in any manner which would result in a Material Adverse Effect. No condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect. No Real Property or any portion thereof is or has been utilized by Borrower or any of its Restricted Subsidiaries as a site for the manufacture of any Hazardous Materials. To the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

    4.19  Developed Properties.  As of the Closing Date, the facilities described on Schedule 4.19 comprise all of the Developed Property.

    4.20  Gaming Laws.  Borrower and each of its Restricted Subsidiaries are in compliance in all material respects with all Gaming Laws that are applicable to them and their businesses.

Article 5
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND
REPORTING REQUIREMENTS)

    So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, and shall cause each of its Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

    5.1  Payment of Taxes and Other Potential Liens.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, exceptthat Borrower and its Restricted Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material item or portion of Property of Borrower or any of its Restricted Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

    5.2  Preservation of Existence.  Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, except where the failure to so preserve and maintain the existence of any Restricted Subsidiary and such authorizations would not constitute a Material Adverse Effect and except that a merger permitted by Section 6.3 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

    5.3  Maintenance of Properties.  Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

    5.4  Maintenance of Insurance.  Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Restricted Subsidiaries operate.

    5.5  Compliance With Laws.  Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

    5.6  Inspection Rights.  Upon reasonable notice, at any time during regular business hours and as often as requested (a) (but not so as to materially interfere with the business of Borrower or any of its Restricted Subsidiaries and subject to applicable Laws), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of

Borrower and its Restricted Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower and (b) (but not so as to materially interfere with the business of any Project Entity and in any event subject to applicable Laws), permit the Administrative Agent, or any authorized employee, agent or representative thereof, to visit and inspect the Properties of such Project Entity and to discuss the affairs, finances and accounts of the Project Entity with any of its officers, key employees or accountants.

    5.7  Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Restricted Subsidiaries.

    5.8  Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

    5.9  Use of Proceeds.  Use the proceeds of Loans (a) on the Closing Date, to refinance all outstanding obligations under the Existing Loan Agreement, and (b) thereafter for working capital and general corporate purposes of Borrower and its Restricted Subsidiaries including without limitation capital expenditures, share repurchases, commercial paper backup and acquisitions of equity securities or assets of other Persons, in each case to the extent not prohibited by the Loan Documents.

    5.10  New Significant Subsidiaries.  Cause each of its Restricted Subsidiaries which hereafter becomes a Significant Subsidiary to promptly execute and deliver to the Administrative Agent an instrument of joinder to the Subsidiary Guaranty. Each Restricted Subsidiary which becomes a Significant Subsidiary by means of any Disposition to that Subsidiary or Investment made in that Subsidiary by Borrower or any of its other Significant Subsidiaries shall execute a joinder to the Subsidiary Guaranty substantially concurrently with the effectiveness of such Disposition or Investment.

    5.11  Hazardous Materials Laws.  Keep and maintain all Real Property then owned or leased by Borrower or its Restricted Subsidiaries and each portion thereof (or cause such Real Property to be kept and maintained) in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

Article 6
NEGATIVE COVENANTS

    So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:

    6.1  Payment of Subordinated Debt.  Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Debt, or purchase or redeem any Subordinated Debt, if an Event of Default then exists or would result therefrom, or (b) scheduled interest on any Subordinated Debt, if an Event of Default described in Sections 9.1(a) or 9.1(b) then exists or would result therefrom; provided, however, that this Section shall not apply to prohibit any payment to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such payment and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance. Borrower shall not amend or modify the subordination provisions of any Subordinated Debt in any manner which is materially adverse to the interests of the Creditors.

    6.2  Disposition of Property.  Make any Disposition of its Property, whether now owned or hereafter acquired, except:

      (a) Dispositions of the real property and improvements described on Schedule 6.2 (or of any other real property and related improvements acquired after the Closing Date and which is not Developed Property) to New Venture Entities; and

      (b) other Dispositions made during the term of this Agreement in an aggregate amount not in excess of $150,000,000,

in each case made when no Event of Default then exists or would result therefrom; provided, however, that this Section shall not apply to prohibit a Disposition to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Disposition, and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance, and provided further that nothing in this Section shall apply to restrict the Disposition of any of the equity securities of any Person that holds, directly or indirectly through a holding company or otherwise, a license under any Gaming Law to the extent such restriction is unlawful under that Gaming Law.

    6.3  Mergers.  Merge or consolidate with or into any Person, except:

      (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Restricted Subsidiary (with Borrower or the Restricted Subsidiary as the surviving entity) or of Restricted Subsidiaries of Borrower with each other, provided that Borrower and each of its Subsidiaries has executed such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger; and

      (b) a merger or consolidation of Borrower or any Restricted Subsidiary with any other Person, provided that (i) either (A) Borrower or the Restricted Subsidiary is the surviving entity, or (B) the surviving entity is a corporation organized under the Laws of a State of the United States of America and, as of the date of such merger or consolidation, expressly assumes, by an instrument satisfactory in form and substance to the Requisite Lenders, the Obligations of Borrower or the Restricted Subsidiary, as the case may be, (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom, and (iii) as a result thereof, no Change in Control has occurred.

    6.4  Hostile Tender Offers.  Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

    6.5  Distributions.  Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, if an Event of Default then exists or would result therefrom except, (a) Distributions by any Restricted Subsidiary to Borrower or to another Restricted Subsidiary, and (b) dividends payable solely in Common Stock; provided, however, that this Section shall not apply to prohibit a Distribution to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by such Distribution and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

    6.6  ERISA

      (a) At any time, permit any Pension Plan to:

    (i)
    engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code);

    (ii)
    fail to comply with ERISA or any other applicable Laws;

    (iii)
    incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or

    (iv)
    terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect.

      (b) Withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

    6.7  Change in Nature of Business.  Make any material change in the nature of the business of Borrower and its Restricted Subsidiaries, taken as a whole; provided that the acquisition of an ownership interest in one or more New Ventures shall not be construed to violate this covenant.

    6.8  Liens, Negative Pledges, Sale Leasebacks and Rights of Others.  Create, incur, assume or suffer to exist any Lien, Negative Pledge or Right of Others of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter into any Sale and Leaseback with respect to any such Properties except:

      (a) Permitted Encumbrances and Permitted Rights of Others;

      (b) Liens and Negative Pledges under the Loan Documents and identical Negative Pledges under the Other Loan Documents;

      (c) the Negative Pledges set forth in the Existing Senior Notes and the Existing Subordinated Notes (as in effect on the date of this Agreement);

      (d) Negative Pledges benefitting any refinancings of the Existing Senior Notes, any refinancings of the Existing Subordinated Notes, or any other Indebtedness hereafter incurred by Borrower or its Restricted Subsidiaries in accordance with the terms of this Agreement which do not prohibit the granting of Liens in favor of the Administrative Agent and the Lenders or any creditors refinancing the Obligations;

      (e) other existing Liens, Negative Pledges and Rights of Others disclosed in Schedule 4.7 (or not required to be disclosed therein under Section 4.7) and any renewals or extensions thereof; provided that the obligations secured or benefitted thereby are not increased;

      (f)  Rights of Others consisting of holdings in joint tenancy or other forms of ownership interests (and rights associated therewith) in a New Venture Entity or consisting of obligations of Borrower or its Restricted Subsidiaries to sell, or rights of other Persons to purchase, the ownership interests of Borrower and its Restricted Subsidiaries in a New Venture Entity, which obligations or rights were created substantially concurrently with the acquisition of such ownership interest in the New Venture Entity or which are subsequently required by any Gaming Board;

      (g) any Lien, Negative Pledge or Right of Others on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Subsidiary of Borrower that holds, directly or indirectly through a holding company or otherwise, a license or registration under any Gaming Law, and in the proceeds thereof; provided that this clause (g) shall apply only so long as the Gaming Laws of the relevant jurisdiction provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (g) shall be of no further effect; and provided further that if at any time Borrower creates or suffers to exist a Lien or Negative Pledge covering such securities in favor of the holder of any other Indebtedness, it will (subject to any approval required under such Gaming Laws) concurrently grant a pari-passu Lien or Negative Pledge likewise covering such securities in favor of the Administrative Agent for the benefit of the Lenders;

      (h) Liens and related Negative Pledges on Property acquired or constructed (whether before or after the Closing Date) by Borrower or any of its Restricted Subsidiaries, and in the proceeds thereof, that (i) were in existence at the time of the acquisition or construction of such Property or were created at or within 180 days after such acquisition or construction, (ii) secure (in the case of Liens not in existence at the time of acquisition of the Property) only the unpaid portion of the acquisition or construction price for such Property, or monies borrowed that were used to pay such acquisition or construction price and (iii) when aggregated with Liens of the types described in clauses (h), (i) and (j) of this Section, do not secure Indebtedness (including Capital Lease Obligations) and Sale and Leaseback Obligations which are in an aggregate principal amount which is in excess of $150,000,000 outstanding at any time;

      (i)  Sales and Leasebacks of Property having an aggregate value, and with Sale and Leaseback Obligations which are in an amount, which would be permitted under clause (h) above if the same were to be construed as financing transactions and which, when aggregated with Liens of the types described in clauses (h), (i) and (j) of this Section, do not secure Indebtedness (including Capital Lease Obligations) and Sale and Leaseback Obligations which are in an aggregate principal amount which is in excess of $150,000,000 outstanding at any time;

      (j)  Other Liens on Property having an aggregate value not in excess of $300,000,000 securing Indebtedness (including Capital Lease Obligations) in an aggregate principal amount which is not in excess of $150,000,000 at any time, and Negative Pledges relating to such Property for the benefit of the holders of such Indebtedness provided that (i) no real property shall be subject to any such Lien or Negative Pledge, and (ii) and which, when aggregated with Liens of the types described in clauses (h), (i) and (j) of this Section, do not secure Indebtedness (including Capital Lease Obligations) and Sale and Leaseback Obligations which are in an aggregate principal amount which is in excess of $150,000,000 outstanding at any time;

      (k) Liens, Negative Pledges and Rights of Others held by joint venture partners and any assignees thereof (including by way of example co-owners of any partnership, limited liability company or other Person), and lenders thereto and any assignees thereof, with respect to the interests of Borrower and its Restricted Subsidiaries in that joint venture and the proceeds thereof, provided that such Liens, Negative Pledges and Rights of Others shall secure and relate only to the obligations of such joint venture; and

      (l)  Liens, Negative Pledges and Rights of Others in favor of counterparties to agreements, and assignees thereof, entered into by Borrower and its Restricted Subsidiaries in the ordinary course of business on the interests of Borrower and its Restricted Subsidiaries under such agreements and the proceeds thereof, provided that such Liens, Negative Pledges and Rights of Others shall secure and relate only to restrictions on transfer of the rights of Borrower and its Restricted Subsidiaries to the holders thereof under the relevant agreement.

provided, that this Section shall not apply to prohibit the creation of a Lien, Negative Pledge or Right of Others to the extent necessary to prevent a License Revocation if (i) no Default or Event of Default then exists which is not curable by creation of the Lien, Negative Pledge or Right of Others and (ii) Borrower has notified the Administrative Agent in writing of the necessity to invoke this proviso at least ten Business Days (or such shorter period as may be necessary in order to comply with a regulation or order of the relevant Gaming Board) in advance.

    6.9  Indebtedness and Contingent Obligations.  Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation (other than Indebtedness of Restricted Subsidiaries to Borrower or another Restricted Subsidiary) if a Default or Event of Default then exists or would result therefrom.

    6.10  Transactions with Affiliates.  Enter into any material transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower which is approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among Borrower and its Restricted Subsidiaries and (d) transactions on overall terms, giving effect to all other business arrangements of Borrowers and their Restricted Subsidiaries with that Affiliate, at least as favorable to Borrower or its Restricted Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

    6.11  Total Debt Ratio.  Permit the Total Debt Ratio as of the last day of any Fiscal Quarter described in the matrix below to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Total Debt Ratio
July 31, 2001 through and including July 31, 2003	4.75:1.00
October 31, 2003 through and including July 31, 2004	4.50:1.00
October 31, 2004 and later Fiscal Quarters	4.25:1.00.

    6.12  Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter described in the matrix below to be less than the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Minimum Interest Coverage Ratio
July 31, 2001 through and including January 31, 2004	2.50:1.00
April 30, 2004 through and including January 31, 2005	2.75:1.00
April 30, 2005 and later Fiscal Quarters	3.00:1.00.

    6.13  Significant Subsidiaries.  Permit any Restricted Subsidiary that is, as of the Closing Date, a Significant Subsidiary to cease being a Restricted Subsidiary, except pursuant to a Disposition permitted by Section 6.2 or a merger or consolidation permitted by Section 6.3.

Article 7
INFORMATION AND REPORTING REQUIREMENTS

    7.1  Financial and Business Information.  So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, deliver to the Administrative Agent and the Lenders, at Borrower's sole expense:

      (a) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for each Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter and (ii) the consolidating (in accordance with past consolidating practices of Borrower) balance sheets and statements of operations as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

      (b) As soon as practicable, and in any event within 100 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) consolidating (in accordance with past consolidating practices of Borrower) balance sheets and statements of operations, in each case as at and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of Arthur Andersen LLP or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report and opinion shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Section 6.11 and 6.12, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

      (c) As soon as practicable, and in any event within 100 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next four succeeding Fiscal Years, including for the first such Fiscal Year, projected quarterly consolidated balance sheets, statement of operations and statements of cash flow and, for the remaining four Fiscal Years, projected annual consolidated condensed balance sheets and statements of operations and cash flow, of Borrower and its Subsidiaries, all in reasonable detail;

      (d) Promptly after request by any Creditor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

      (e) As soon as practicable, and in any event (i) within 30 days after the end of the first three Fiscal Quarters in each Fiscal Year, and (ii) 60 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a written report, in form and detail mutually acceptable to Borrower and the Administrative Agent, with a narrative report describing the results of operations of Borrower and its Subsidiaries during such Fiscal Quarter and detailing the status of development of each New Venture Entity, including the amounts of Capital Expenditures and Investments made, and reasonably anticipated to be made, with respect thereto;

      (f)  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section;

      (g) Promptly after the same are available, copies of the Nevada "Regulation 6.090 Report" and "6-A Report" and copies of any written communication to Borrower or any of its Restricted Subsidiaries from any Gaming Board advising it of a violation of or non-compliance with, any Gaming Law by Borrower or any of its Subsidiaries;

      (h) Promptly after request by any Creditor, copies of any other report or other document that was filed by Borrower or any of its Restricted Subsidiaries with any Governmental Agency;

      (i)  Promptly upon a Senior Officer becoming aware, and in any event within five Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Restricted Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

      (j)  As soon as practicable, and in any event within two Business Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or any of its Restricted Subsidiaries are taking or propose to take with respect thereto;

      (k) Promptly upon a Senior Officer becoming aware that (i) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Restricted Subsidiaries that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Restricted Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Restricted Subsidiaries under a contract that is not a credit agreement or material lease, which claim is in excess of $10,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Restricted Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower and its Restricted Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of its Restricted Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or its Restricted Subsidiaries are taking or propose to take with respect thereto; and

      (l)  Such other data and information as from time to time may be reasonably requested by any Creditor through the Administrative Agent.

    7.2  Compliance Certificates.  So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains outstanding, Borrower shall deliver to the Administrative Agent and the Lenders, at Borrower's sole expense, concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed on Borrower's behalf by a Senior Officer.

Article 8
CONDITIONS

    8.1  Initial Advances, Etc.  The obligation of each Lender to make the initial Advance to be made by it are each subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

      (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

      (1) at least one executed counterpart of this Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

      (2) a Note executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share;

      (3) [intentionally omitted];

      (4) the Subsidiary Guaranty executed by each Significant Subsidiary;

      (5) with respect to Borrower and each Significant Subsidiary, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates and the like;

      (6) the Opinion of Counsel;

      (7) a Certificate signed by a Senior Officer certifying that the attached copies of the governing indentures and agreements for the Existing Senior Notes and the Existing Subordinated Notes are true copies;

      (8) such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents to the extent that such approval is required by applicable Gaming Laws;

      (9) a Certificate signed by a Senior Officer certifying that the conditions specified in Sections 8.1(d) and 8.1(e) have been satisfied; and

      (10) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

      (b) The arrangement fee, upfront fees and agency fees payable pursuant to Sections 3.2, 3.3 and 3.6 shall have been paid.

      (c) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

      (d) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

      (e) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and after giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

      (f)  The proposed $850,000,000 Revolving Loan Agreement and $150,000,000 Capital Markets Term Loan Agreement among Borrower, the lenders described therein, and Bank of America, N.A. as Administrative Agent shall be in a position to concurrently close.

    8.2  [Intentionally Omitted.]

Article 9
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

    9.1  Events of Default.  The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

      (a) Borrower fails to pay any principal on any Note, or any portion thereof, on the date when due; or

      (b) Borrower fails to pay any interest on any of the Notes, or any fees under Section 3.6, or any portion thereof, within five Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after demand therefor; or

      (c) Borrower fails, immediately upon notice from the Administrative Agent, to comply with any of the covenants contained in Article 6 (other than the covenants contained in Sections 6.2, 6.6, 6.7, 6.8, 6.10, or 6.13); or

      (d) Borrower fails to comply with Section 7.1(j) in any respect that is materially adverse to the interests of the Lenders; or

      (e) Borrower, any of its Significant Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within ten Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

      (f)  Any representation or warranty of Borrower or any of its Significant Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrower pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

      (g) Borrower or any of its Significant Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $25,000,000 or more, or any guaranty of present or future Indebtedness of $25,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Indebtedness of $25,000,000 or more, or of any guaranty of present or future Indebtedness of $25,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

      (h) Any event occurs which gives the holder or holders of any Subordinated Debt (or an agent or trustee on its or their behalf) the right to declare such indebtedness due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Debt; or

      (i)  Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind same; or

      (j)  A final judgment against Borrower or any of its Significant Subsidiaries is entered for the payment of money in excess of $5,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

      (k) Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

      (l)  The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

      (m) Any determination is made by a court of competent jurisdiction that any Subordinated Debt is not subordinated in accordance with its terms to the Obligations, provided that for so long as such determination is effectively stayed during any pending appeal the same shall not constitute an Event of Default; or

      (n) Any Pension Plan maintained by Borrower or any of its Restricted Subsidiaries is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or

      (o) The occurrence of a License Revocation with respect to a license issued by any Governmental Agency of the State of Nevada that continues for five calendar days.

    9.2  Remedies Upon Event of Default.  Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

      (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(k):

      (1) the commitment to make Advances and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitment and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and

      (2) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitment, and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

      (b) Upon the occurrence of any Event of Default described in Section 9.1(k):

      (1) the commitment to make Advances and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitment and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders; and

      (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

      (c) Upon the occurrence of any Event of Default, the Creditors, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

      (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, shall be applied first to the costs and expenses (including attorneys' fees and disbursements and the allocated costs of attorneys employed by the Administrative Agent) of the Creditors, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Creditors, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Creditors under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

Article 10
THE ADMINISTRATIVE AGENT

    10.1  Appointment and Authorization.  Each Creditor hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

    10.2  Administrative Agent and Affiliates.  Bank of America (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it was not the Administrative Agent, and the term "Lender" or "Lenders" includes Bank of America in its individual capacity. Bank of America (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it was not the Administrative Agent and without any duty to account therefor to the Lenders. Bank of America (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

    10.3  Proportionate Interest in any Collateral.  The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders' interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

    10.4  Lenders' Credit Decisions.  Each Creditor agrees that it has, independently and without reliance upon the Administrative Agent, any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Creditor also agrees that it shall, independently and without reliance upon any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

    10.5  Action by Administrative Agent.

      (a) The Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, unless they have received notice from Borrower stating the nature of the Default or Event of Default or have received notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default or Event of Default to have occurred and to be continuing.

      (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

      (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

      (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five Business Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Creditors.

      (e) The Administrative Agent shall have no liability to any Creditor for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

    10.6  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

      (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

      (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or its Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

      (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents.

      (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property, books or records of Borrower or its Subsidiaries.

      (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral.

      (f)  Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

      (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Creditors (and, to the extent applicable Borrower and/or its Subsidiaries or Affiliates) shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

    10.7  Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify and hold the Administrative Agent, the Lead Arrangers and their respective directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent or the Lead Arrangers) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent and the Lead Arrangers thereunder, except such as result from their own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent and the Lead Arrangers upon demand for that Lender's Pro Rata Share of any reasonable out-of-pocket cost or expense incurred by the Administrative Agent or the Lead Arrangers in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or the Lead Arrangers to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries, and the Administrative Agent shall promptly refund to the Lenders any amount for which it is indemnified for which it later receives duplicative reimbursement.

    10.8  Successor Administrative Agent.  The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon thirty days notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be approved by Borrower (and such approval shall not be unreasonably withheld). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated (except for any liabilities incurred prior to such termination). After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.23, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If (a) the Administrative Agent has not been paid its agency fees under Section 3.6 or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one year and (b) no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor administrative agent as provided for above.

    10.9  No Obligations of Borrower.  Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of any Creditor, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

Article 11
MISCELLANEOUS

    11.1  Cumulative Remedies; No Waiver.  The rights, powers, privileges and remedies of the Creditors provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Creditors rights to assert them in whole or in part in respect of any other Loan.

    11.2  Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

      (a) To decrease the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, any Loan, or the amount of the Commitment or the Pro Rata Share of any Lender or any other fee or amount payable to the Creditors under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal or interest;

      (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or to extend the term of the Commitment (except as set forth in Section 2.9);

      (c) When any Default or Event of Default exists, to release any Significant Subsidiary from its obligations under the Subsidiary Guaranty, or to release the Subsidiary Guaranty in its entirety, except in connection with a Disposition of the related Significant Subsidiary which is made in compliance with the terms of this Agreement;

      (d) To amend the provisions of the definition of "Requisite Lenders", or to amend or waive Sections 6.4, 8.1 or this Section; or

      (e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all of the Creditors.

    11.3  Costs, Expenses and Taxes.  Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent, the Syndication Agents and the Lead Arrangers in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and of the Administrative Agent in connection with any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of each Creditor in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including allocated costs of legal counsel employed by any Creditor), independent public accountants and other outside experts retained by any of the Creditors, whether or not such costs and expenses are incurred or suffered by the Creditors in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Administrative Agent reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, excluding, in the case of each Creditor and any Affiliate or Eurodollar Lending Office thereof, (i) taxes imposed on or measured in whole or in part by its net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any governmental authority) or (iii) any withholding taxes or other taxes based on gross income for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.22, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Creditors under this Section 11.3 shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

    11.4  Nature of Lenders' Obligations.  The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as a majority in interest of the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

    11.5  Survival of Representations and Warranties.  All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Creditors, notwithstanding any investigation made by the Creditors or on their behalf.

    11.6  Notices.  Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section.

Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by personal delivery, when delivered.

    11.7  Execution of Loan Documents.  Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

    11.8  Binding Effect; Assignment.

      (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, except that except as permitted in Section 6.3, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge or grant a security interest in its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank or a trustee, collateral agent or other representative of such Lender for the benefit of such Lender's creditors, but no such pledge or grant of a security interest shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank, trustee, collateral agent or other representative the rights of a Lender hereunder absent foreclosure of such pledge or security interest.

      (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share and its Note; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate or Related Fund of the assigning Lender having a combined capital and surplus in excess of $100,000,000, shall be approved by each of the Administrative Agent (which approval shall not be unreasonably withheld) and Borrower (which approval shall not be unreasonably withheld and which will not be required if an Event of Default has occurred and remains continuing), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share which is less than $1,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement and the other Loan Documents. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note) to such assignee Lender, a Note evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender, a Note evidencing the remaining balance Pro Rata Share retained by the assigning Lender.

      (c) By executing and delivering an Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or its Subsidiaries or the performance by Borrower or its Subsidiaries of the Obligations; (iii) it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon any other Creditor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement and the Loan Documents as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

      (d) The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Eligible Assignee, the Administrative Agent shall promptly notify the Borrower and each affected Lender of the effectiveness of such assignment; provided, that no assignment fee shall be payable with respect to an assignment to another Lender or an Affiliate of such assigning Lender or if the Administrative Agent waives payment of such assignment fee and further provided, that only one assignment fee will be payable in connection with simultaneous assignments by or to two or more Related Funds.

      (e) Each Lender may from time to time grant participations in a portion of its Pro Rata Share (with the consent of Borrower which consent shall not be unreasonably withheld), in each case to one or more banks or other financial institutions (including another Lender); provided, however, that (i) such Lender's obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 11.11 and 11.23 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower and the other Creditors shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall not restrict an increase in the Commitment, or in the granting Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents affecting the relevant Lender other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to that Lender, (B) reduce the rate of interest on that Lender's Note or any fee or any other monetary amount payable to that Lender, or (C) reduce the amount of any installment of principal due under that Lender's Note.

      (f)  Notwithstanding anything in this Section to the contrary, the rights of the Lenders to make assignment of, and grant participations in, their Pro Rata Share shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

      (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to one or more special purpose funding vehicles (each, an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Article 2, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, provided that the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section 11.8, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those amendments or waivers for which the consent of participants is required under Section 11.8(e)(vi), and (ii) disclose on a confidential basis (in the same manner described in Section 11.14) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

    11.9  Right of Setoff.  If an Event of Default has occurred and is continuing, each of the Creditors and their Affiliates (but only with the consent of the Requisite Lenders) may exercise their rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account, brokerage account or other similar account maintained with it by Borrower and any Property of Borrower in its possession against the Obligations.

    11.10  Sharing of Setoffs.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the

Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

    11.11  Indemnity by Borrower.

      (a) Borrower agrees to indemnify, save and hold harmless each of the Creditors and their Affiliates, and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against:

        (i)  any and all claims, demands, actions or causes of action arising out or relating to this Agreement or the other Loan Documents and the transactions contemplated herein or therein;

        (ii) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of its officers, directors or shareholders relating to the Commitment, the use or contemplated use of proceeds of any Loan or Letter of Credit, or the relationship of Borrower and the Creditors under this Agreement and the other Loan Documents;

        (iii)   all expenses associated with any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in this clause (a); and

        (iv) any and all liabilities, losses, costs or expenses (including attorneys' fees and the allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action or in response to legal process arising out of or relating to such claims, demands, actions or causes of action (whether or not the Indemnitee is an actual party thereto);

    provided, in each case, that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

      (b) If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section. Such Indemnitee may contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding not fewer than 10 Business Days prior to entering into such settlement or compromise.

      (c) In connection with any claim, demand, action or cause of action covered by this Section against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; provided, that (i) any Indemnitee shall in any event be entitled to separate counsel provided at its own expense, and (ii) in any event, if joint legal counsel for a group of Indemnitees determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower (with the reasonable fees and expenses of such counsel to be borne by Borrower), with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

    11.12  Nonliability of the Lenders.  Borrower acknowledges and agrees that:

      (a) Any inspections of any Property of Borrower made by or through the Creditors are solely for purposes of administration of this Agreement and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

      (b) By accepting, furnishing or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, none of the Creditors shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance, furnishing or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Creditors;

      (c) The relationship between Borrower and the Creditors is, and shall at all times remain, solely that of a borrower and lenders; none of the Creditors shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; none of the Creditors shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; none of the Creditors undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon; and

      (d) The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Creditors harmless from any such loss, damage, liability or claim.

    11.13  No Third Parties Benefited.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans, and is made for the sole benefit of Borrower, the Creditors, and the Creditors' successors and assigns, and, subject to Section 6.3 successors to Borrower by permitted merger. Except as provided in Sections 11.8, 11.11 and 11.23, no other Person shall have any rights of any nature hereunder or by reason hereof.

    11.14  Confidentiality.  Each Creditor agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) To Affiliates of that Creditor and to other Creditors; (b) To legal counsel and accountants for Borrower or any Creditor; (c) To other professional advisors to Borrower or any Creditor, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14 or has notified such professional advisors of the confidentiality of such information; (d) To regulatory officials having jurisdiction over that Creditor; (e) To any Gaming Board having regulatory jurisdiction over Borrower or its Subsidiaries, provided that each Lender agrees to use its best efforts to notify Borrower of any such disclosure unless prohibited by applicable Laws; (f) As required by Law or legal process (provided that the relevant Creditor shall endeavor, to the extent it may do so under applicable Law, to give Borrower reasonable prior notice thereof to allow Borrower to seek a protective order) or in connection with any legal proceeding to which that Creditor and Borrower are adverse parties; and (g) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Creditor's interests hereunder or a participation interest in its Note, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary or other special duty on the part of any Creditor to Borrower.

    11.15  Removal of a Lender.  Borrower shall have the right to remove a Lender as a party to this Agreement pursuant to this Section in the event that such Lender (a) refuses to consent to an extension of the Maturity Date requested by Borrower in accordance with Section 2.9 which has been consented to by Lenders holding Pro Rata Share equal to or greater than 80% of the Commitment, or (b) requests compensation under Section 3.7 or Section 3.8 which has not been requested by other Lenders, by written notice to the Administrative Agent and such Lender within 60 days following any such refusal or request, provided that no Default or Event of Default then exists. If Borrower is entitled to remove a Lender pursuant to this Section either:

      (a) The Lender being removed shall within five Business Days after such notice execute and deliver an Assignment Agreement covering that Lender's Pro Rata Share in favor of one or more Eligible Assignees designated by Borrower and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of the Assignment Agreement; or

      (b) Borrower may reduce the Commitment pursuant to Section 2.6 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender's Pro Rata Share, pay and provide to such Lender the amount required by clause (a) above and release such Lender from its Pro Rata Share, in which case the percentage Pro Rata Shares of the remaining Lenders shall be ratably increased (but without any increase in the Dollar amount of the Pro Rata Shares of such Lenders).

    11.16  Further Assurances.  Borrower and its Subsidiaries shall, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as any Creditor from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

    11.17  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

    11.18  Governing Law.  Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of Nevada applicable to contracts made and performed in Nevada.

    11.19  Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    11.20  Headings.  Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

    11.21  Time of the Essence.  Time is of the essence of the Loan Documents.

    11.22  Foreign Lenders and Participants.  Each Lender, and each holder of a participation interest herein, that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower (with a copy to the Administrative Agent), within twenty days after the Closing Date (or after accepting an Assignment Agreement or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of Form W-8 ECI satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

    11.23  Hazardous Material Indemnity.  Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Creditors and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the allocated costs of attorneys employed by any of the Creditors, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly, in whole or in part, out of (i) the presence on or under any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on or under any Real Property. The foregoing indemnity shall further apply to any residual contamination on or under any Real Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Creditors. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited corporate obligations of Borrower and shall not be secured by any deed of trust on any Real Property. No claim giving rise for indemnification under this Section shall be settled without Borrower's prior written consent, which consent shall not be unreasonably withheld or delayed.

    11.24  Gaming Boards.  By accepting the benefits of this Agreement, the Creditors agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.

    11.25  Waiver of Right to Trial by Jury.  EACH SIGNATORY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY

CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SIGNATORIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH SIGNATORY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SIGNATORY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    11.26  Purported Oral Amendments.  BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY OF THE CREDITORS THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MANDALAY RESORT GROUP, a Nevada corporation
By:	/s/ GLENN SCHAEFFER
Title:	President and Chief Financial Officer
Address for Notices:
Mandalay Resort Group 3950 Las Vegas Boulevard, South Las Vegas, Nevada 89109
Attn.:	Glenn Schaeffer President and Chief Financial Officer
Telecopier: (702) 632-6708
Telephone: (702) 632-6715

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ JANICE HAMMOND
Title:	Vice President
Address for Notices:
Bank of America, N.A. 555 South Flower Street, 11th Floor Los Angeles, California 90071
Attn.:	Janice Hammond, Vice President
Telecopier: (213) 228-2299
Telephone: (213) 228-9861

BANK OF AMERICA, N.A., as a Lender
By:	/s/ GEORGE V. HAUSLER
Title:	Managing Director
Address for Notices:
Bank of America, N.A. 555 South Flower Street (CA9-706-11-01) Los Angeles, California 90071
Attn.:	George V. Hausler, Managing Director
Telecopier: (213) 228-2641
Telephone: (213) 228-2639
With a copy to:
Bank of America, N.A. 555 South Flower Street (LA-5777) Los Angeles, California 90071
Attn.:	William Newby, Managing Director
Telecopier: (213) 228-3145
Telephone: (213) 228-2438

CITICORP USA, INC., as Syndication Agent and as a Lender
By:	/s/ JEFFREY ROTHMAN
Title:	Director
Address for Notices:
Citicorp USA, Inc. One Sansome St., 25th Floor San Francisco, CA 94104
Attn.:	Jeffrey Rothman
Telecopier: (415) 433-0307
Telephone: (415) 627-6433

BANKERS TRUST COMPANY, as Syndication Agent and as a Lender
By:	/s/ LINDA WANG
Title:	Vice President
Address for Notices:
Bankers Trust Company 130 Liberty Street, MS 2252 New York, New York 10006
Attn.:	George Reynolds
Telecopier: (212) 669-0743
Telephone: (212) 250-2863

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and as a Lender
By:	/s/ ALAN PENDERGAST
Title:	Managing Director
Address for Notices:
The Bank of Nova Scotia 580 California Street, Suite 2100 San Francisco, CA 94119
Attn.:	Alan Pendergast, Managing Director
Telecopier: (415) 397-0791
Telephone: (415) 616-4155

CREDIT LYONNAIS LOS ANGELES BRANCH, as Co-Documentation Agent and a Lender
By:	/s/ DIANNE M. SCOTT
Title:	Senior Vice President and Manager
Address for Notices:
Credit Lyonnais Los Angeles Branch 515 South Flower Street Los Angeles, CA 90071
Attn.:	Dianne M. Scott, Sr. Vice President & Branch Manager
Telecopier: (213) 623-3437
Telephone: (213) 362-5955

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ CLARK A. WOOD
Title:	Vice President
Address for Notices:
Wells Fargo Bank, N.A. 3800 Howard Hughes Parkway, Fourth Floor Las Vegas, NV 89109
Attn.:	Clark A. Wood, Vice President
Telecopier: (702) 791-6365
Telephone: (702) 791-6351

CREDIT SUISSE FIRST BOSTON, as a Lender
By:	/s/ BILL O'DALY
Title:	Vice President
By:	/s/ ROBERT HETU
Title:	Director
Address for Notices:
Credit Suisse First Boston Eleven Madison Avenue, 21st Floor New York, NY 10010-3629
Attn.:	William O'Daly, Vice President
Telecopier: (212)
Telephone: (212) 325-9000

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender
By:	/s/ J. MICHAEL LEFFLER
Title:	Director
By:	/s/ JASMINE XINYUE GEFFNER
Title:	Associate
Address for Notices:
Dresdner Bank AG, New York and Grand Cayman Branches 75 Wall Street New York, NY 10005-2889
Attn.:	J. Michael Leffler, Director
Telecopier: (212) 429-2524
Telephone: (212) 429-2000

MERRILL LYNCH CAPITAL CORPORATION, as a Lender
By:	/s/ CHRISTOPHER BIROSAK
Title:	Vice President
Address for Notices:
Merrill Lynch Capital Corporation 4 World Financial Center New York, New York 10080
Attn.:	Carol Feeley, Portfolio Manager
Telecopier: (212) 449-7750
Telephone: (212) 449-8414

SOCIÉTÉ GÉNÉRALE, as a Lender
By:	/s/ THOMAS K. DAY
Title:	Managing Director
Address for Notices:
Société Générale Four Embarcadero Center, Suite 1200 San Francisco, California 94111
Attn:	Mary Brickley
Facsimile: (415) 989-9922
Telephone: (415) 646-7328

THE INDUSTRIAL BANK OF JAPAN, LIMITED, as a Lender
By:	/s/ STEVEN SAVOLDELLI
Title:	Vice President & Manager
Address for Notices:
a) Loan Administration Issues:
The Industrial Bank of Japan, Limited New York Branch Credit Administration Department 1251 Avenue of the Americas, 31st Floor New York, New York 10020-1104
Attn:	Umesh Patel & Charmaine Tenn Sing Que
Telecopier: (212) 212-4480 & (212) 282-4481
Telephone: (212) 282-4093 & (212) 282-4094
b) Legal, Financial Reporting and Credit Issues
The Industrial Bank of Japan, Limited Los Angeles Agency A Mizuho Financial Group Company 350 South Grand Avenue, Suite 1500 Los Angeles, CA 90017
Attn.:	Steven Savoldelli, Vice President & Manager
Telecopier: (213) 488-9840
Telephone: (213) 893-6421

THE FUJI BANK, LIMITED, as a Lender
By:	/s/ MASAHITO FUKUDA
Title:	Senior Vice President
Address for Notices:
The Fuji Bank, Limited Los Angeles Agency A Mizuho Financial Group Company 333 South Hope Street, Suite 3900 Los Angeles, CA 90071
Attn.:	Michael Kanda, Assistant Vice President
Telecopier: (213) 253-4175
Telephone: (213) 253-4184

[Intentionally Omitted]

[Intentionally Omitted]

[Intentionally Omitted]

NUVEEN SENIOR INCOME FUND, as a Lender
By:	Nuveen Senior Loan Asset Management Inc., as Investment Manager
By:	/s/ LISA M. MINCHESKI
Title:	Managing Director
Address for Notices:
Nuveen Senior Income Fund c/o John Nuveen & Co, Inc. 820 Jorie Boulevard, Suite 420 Oak Brook, IL 60523
Attn.:	Lisa Mincheski
Telecopier: (312) 917-8347
Telephone: (312) 917-7761

SUBSIDIARY GUARANTY
(Term Loan Agreement)

    This SUBSIDIARY GUARANTY ("Subsidiary Guaranty") dated as of August 22, 2001, is made by each of the corporations and partnerships listed on the signature pages hereto, together with each other Person who may become a party hereto pursuant to Section 18 of this Subsidiary Guaranty (each a "Guarantor" and collectively "Guarantors"), jointly and severally in favor of Bank of America, N.A. ("Administrative Agent"), as Administrative Agent, and the Lenders that are party to the Term Loan Agreement referred to below (referred to herein collectively and individually, with their successors and assigns, as "Creditor"), with reference to the following facts:

RECITALS

    A.  Pursuant to that certain Term Loan Agreement of even date herewith entered into among Mandalay Resort Group, a Nevada corporation ("Borrower"), the Creditors therein named, and Bank of America, N.A., as Administrative Agent (said Loan Agreement, as it may hereafter be amended, extended, renewed, supplemented, or otherwise modified from time to time, being the "Loan Agreement"), the Lenders are making certain credit facilities available to Borrower.

    B.  As a condition to the availability of such credit facilities, Guarantors are required to enter into this Subsidiary Guaranty and to guaranty the Guarantied Obligations as hereinafter provided.

    C.  Guarantors expect to realize direct and indirect benefits as the result of the availability of the aforementioned credit facilities to Borrower, as the result of financial or business support which will be provided to the Guarantors by Borrower.

AGREEMENT

    NOW, THEREFORE, in order to induce Creditor to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Guarantors hereby represent, warrant, covenant, agree and guaranty as follows:

    1.  Definitions.  This Subsidiary Guaranty is the Subsidiary Guaranty referred to in the Loan Agreement and is one of the Loan Documents. Terms defined in the Loan Agreement and not otherwise defined in this Subsidiary Guaranty shall have the meanings given those terms in the Loan Agreement when used herein and such definitions are incorporated herein as though set forth in full. In addition, as used herein, the following terms shall have the meanings respectively set forth after each:

      "Creditor" means the Administrative Agent (acting as the Administrative Agent and/or on behalf of the Lenders), and the Lenders, and each of them, and any one or more of them, together with their successors and assigns. Subject to the terms of the Loan Agreement, any right, remedy, privilege or power of Creditor may be exercised by the Administrative Agent, or by the Requisite Lenders, or by any Lender acting with the consent of the Requisite Lenders.

      "Guarantied Obligations" means all Obligations of Borrower or any Party at any time and from time to time owed to Creditor under one or more of the Loan Documents (but not including Obligations owed to Creditor under this Subsidiary Guaranty), whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against Borrower, any Guarantor or any other Person.

      "Guarantors" means the Significant Subsidiaries of Borrower that are parties hereto as indicated on the signature pages hereof, or that become parties hereto as provided in Section 18 hereof, and each of them, and any one or more of them, jointly and severally.

      "Subsidiary Guaranty" means this Subsidiary Guaranty, and any extensions, modifications, renewals, restatements, reaffirmations, supplements or amendments hereof, including, without limitation, any documents or agreements by which additional Guarantors become party hereto.

    2.  Guaranty of Guarantied Obligations.  Guarantors hereby, jointly and severally, irrevocably, unconditionally guaranty and promise to pay and perform on demand the Guarantied Obligations and each and every one of them, including all amendments, modifications, supplements, renewals or extensions of any of them, whether such amendments, modifications, supplements, renewals or extensions are evidenced by new or additional instruments, documents or agreements or change the rate of interest on any Guarantied Obligation or the security therefor, or otherwise.

    3.  Nature of Guaranty.  This Subsidiary Guaranty is irrevocable and continuing in nature and relates to any Guarantied Obligations now existing or hereafter arising. This Subsidiary Guaranty is a guaranty of prompt and punctual payment and performance and is not merely a guaranty of collection.

    4.  Relationship to Other Agreements.  Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by any Guarantor or in connection with the Guarantied Obligations, but each and every term and condition hereof shall be in addition thereto. All provisions contained in the Loan Agreement or any other Loan Document that apply to Loan Documents generally are fully applicable to this Subsidiary Guaranty and are incorporated herein by this reference.

    5.  Subordination of Indebtedness of Borrower to Guarantors to the Guarantied Obligations.  To the fullest extent it is permitted to do so under the indentures governing the Existing Subordinated Notes as in effect on the Closing Date and under Gaming Laws, each Guarantor agrees that:

      (a) Any indebtedness of Borrower now or hereafter owed to any Guarantor hereby is subordinated to the Guarantied Obligations.

      (b) If Creditor so requests, upon the occurrence and during the continuance of any Event of Default, any such indebtedness of Borrower now or hereafter owed to any Guarantor shall be collected, enforced and received by such Guarantor as trustee for Creditor and shall be paid over to Creditor in kind on account of the Guarantied Obligations, but without reducing or affecting in any manner the obligations of such Guarantor under the other provisions of this Subsidiary Guaranty.

      (c) Should such Guarantor fail to collect or enforce any such indebtedness of Borrower now or hereafter owed to such Guarantor and pay the proceeds thereof to Creditor in accordance with Section 5(b) hereof, Creditor as such Guarantor's attorney-in-fact may do such acts and sign such documents in such Guarantor's name as Creditor considers necessary or desirable to effect such collection, enforcement and/or payment.

    6.  Statutes of Limitations and Other Laws.  Until the Guarantied Obligations shall have been paid and performed in full, all the rights, privileges, powers and remedies granted to Creditor hereunder shall continue to exist and may be exercised by Creditor at any time and from time to time irrespective of the fact that any of the Guarantied Obligations may have become barred by any statute of limitations. Each Guarantor expressly waives the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Laws.

    7.  Waivers and Consents.  Each Guarantor acknowledges that the obligations undertaken herein involve the guaranty of obligations of Persons other than such Guarantor and, in full recognition of that fact, consents and agrees that Creditor may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) supplement, modify, amend, extend, renew or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Guarantied Obligations or any part thereof, or any of the Loan Documents to which such Guarantor is not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Guarantied Obligations or any part thereof; (d) accept partial payments on the Guarantied Obligations; (e) receive and hold additional security or guaranties for the Guarantied Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Creditor in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Guarantied Obligations or any part thereof; (h) settle, release on terms satisfactory to Creditor or by operation of applicable Laws or otherwise liquidate or enforce any Guarantied Obligations and any security or guaranty therefor in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (i) consent to the merger, change or any other restructuring or termination of the corporate existence of Borrower, any Guarantor or any other Person, and correspondingly restructure the Guarantied Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Guarantor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Guarantied Obligations.

    Upon the occurrence and during the continuance of any Event of Default, Creditor may enforce this Subsidiary Guaranty independently as to each Guarantor and independently of any other remedy or security Creditor at any time may have or hold in connection with the Guarantied Obligations. Each Guarantor expressly waives any right to require Creditor to marshal assets in favor of Borrower, and agrees that Creditor may proceed against Borrower, or upon or against any security or remedy, before proceeding to enforce this Subsidiary Guaranty, in such order as it shall determine in its sole and absolute discretion. Creditor may file a separate action or actions against Borrower and/or any Guarantor without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Guarantors agree that Creditor and Borrower and any Affiliates of Borrower may deal with each other in connection with the Guarantied Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Subsidiary Guaranty. Creditor's rights hereunder shall be reinstated and revived, and the enforceability of this Subsidiary Guaranty shall continue, with respect to any amount at any time paid on account of the Guarantied Obligations which thereafter shall be required to be restored or returned by Creditor upon the bankruptcy, insolvency or reorganization of Borrower or any other Person, or otherwise, all as though such amount had not been paid. The rights of Creditor created or granted herein and the enforceability of this Subsidiary Guaranty with respect to Guarantors at all times shall remain effective to guaranty the full amount of all the Guarantied Obligations even though the Guarantied Obligations, or any part thereof, or any security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or any other guarantor or surety and whether or not Borrower shall have any personal liability with respect thereto. Each Guarantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Borrower or such Guarantor with respect to the Guarantied Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Guarantied Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations, (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all Guarantied Obligations), (d) any failure of Creditor to marshal assets in favor of Borrower or any other Person, (e) except as otherwise required by Law or as provided in this Subsidiary Guaranty, any failure of Creditor to give notice of sale or other disposition of collateral to such Guarantor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) except as otherwise required by Law or as provided in this Subsidiary Guaranty, any failure of Creditor to comply with applicable Laws in connection with the sale or other disposition of any collateral or other security for any Guarantied Obligation, including without limitation, any failure of Creditor to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Guarantied Obligation, (g) any act or omission of Creditor or others that directly or indirectly results in or aids the discharge or release of Borrower or the Guarantied Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Creditor to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Creditor, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of Creditor for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any interest thereon) in or as a result of any such proceeding,

(p) to the extent permitted in paragraph 40.495(4) of the Nevada Revised Statutes ("NRS"), the benefits of the one-action rule under NRS Section 40.430, or (q) any action taken by Creditor that is authorized by this Section or any other provision of any Loan Document. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations (except as otherwise provided in the Loan Documents), and all notices of acceptance of this Subsidiary Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.

    8.  Condition of Borrower and its Subsidiaries.  Each Guarantor represents and warrants to Creditor that each Guarantor has established adequate means of obtaining from Borrower and its Subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries and their Properties, and each Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower and its Subsidiaries and their Properties. Each Guarantor hereby expressly waives and relinquishes any duty on the part of Creditor (should any such duty exist) to disclose to any Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower or its Subsidiaries or their Properties, whether now known or hereafter known by Creditor during the life of this Subsidiary Guaranty. With respect to any of the Guarantied Obligations, Creditor need not inquire into the powers of Borrower or any Subsidiaries thereof or the officers or employees acting or purporting to act on their behalf, and all Guarantied Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

    9.  Liens on Real Property.  In the event that all or any part of the Guarantied Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real Property, each Guarantor authorizes Creditor, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any Guarantied Obligations of any Guarantor, the enforceability of this Subsidiary Guaranty, or the validity or enforceability of any Liens of Creditor on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Each Guarantor expressly waives all rights and defenses to the enforcement of this Subsidiary Guaranty or any rights of Creditor created or granted hereby or to the recovery by Creditor against Borrower, any Guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale because all or any part of the Guaranteed Obligations is secured by real Property. This means, among other things: (1) the Creditor may collect from any Guarantor without first foreclosing on any real or personal Property collateral pledged by the Borrower; and (2) if the Creditor forecloses on any real Property collateral pledged by the Borrower: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) the Creditor may collect from any Guarantor even if the Creditor, by foreclosing on the real Property collateral, has destroyed any right any Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because all or any part of the Guaranteed Obligations is secured by real Property. Each Guarantor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the Laws of any other jurisdiction, including, without limitation, NRS Section 40.430 and judicial decisions relating thereto, and NRS Sections 40.451, 40.455, 40.457 and 40.459, and all other suretyship defenses it otherwise might or would have under California Law or other applicable Law. Each Guarantor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real Property or interest therein subject to any such deeds of trust or mortgages or other instruments and any Guarantor's or any other Person's failure to receive any such notice shall not impair or affect Guarantors' Obligations or the enforceability of this Subsidiary Guaranty or any rights of Creditor created or granted hereby.

    10.  Waiver of Rights of Subrogation.  Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any Guarantor is a Party, Guarantors hereby expressly waive with respect to Borrower and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, any and all rights at Law or in equity to subrogation, reimbursement, to exoneration, to contribution (except as specifically provided in Section 11 below), to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which Guarantors may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Guarantors' execution, delivery and/or performance of this Subsidiary Guaranty or any other Loan Document to which any Guarantor is a party. Guarantors agree that they shall not have or assert any such rights against Borrower or their successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against Guarantors by Borrower (as borrower or in any other capacity), Creditor or any other such Person. Guarantors hereby acknowledge and agree that this waiver is intended to benefit Borrower and Creditor and shall not limit or otherwise affect Guarantors' liability hereunder, under any other Loan Document to which any Guarantor is a party, or the enforceability hereof or thereof.

    11.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of all payments made hereunder, provided that the Guarantied Obligations are then satisfied, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of all such payments. The provisions of this Section 11 shall in no respect limit the obligations and liabilities of any Guarantor to Creditor, and, subject to the provisions of Section 17 below, each Guarantor shall remain liable to Creditor for the full amount guaranteed by such Guarantor hereunder. The "proportionate share" of any Guarantor shall be a fraction (which shall in no event exceed 1.00) the numerator of which is the excess, if any, of the fair value of the assets of such Guarantor over a fair estimate of the liabilities of Guarantor and the denominator of which is the excess (but not less than $1.00) of the fair value of the aggregate assets (without duplication) of all Guarantors over a fair estimate of the aggregate liabilities (without duplication) of all Guarantors. All relevant calculations shall be made as of the date such Guarantor became a Guarantor.

    12.  Waiver of Discharge.  Without limiting the generality of the foregoing and to the extent otherwise applicable, each Guarantor hereby waives discharge under NRS Section 104.3605 by waiving all defenses based on suretyship or impairment of collateral.

    13.  Understandings With Respect to Waivers and Consents.  Each Guarantor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Guarantor otherwise may have against Borrower, Creditor or others, or against any collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law. Each Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Subsidiary Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so. If this Subsidiary Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Subsidiary Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

    14.  Representations and Warranties.  Each Guarantor hereby makes each and every representation and warranty applicable to such Guarantor set forth in Article 4 of the Loan Agreement as if set forth in full herein.

    15.  Costs and Expenses.  Each Guarantor agrees to pay to Creditor all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Creditor in the enforcement or attempted enforcement of this Subsidiary Guaranty, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses, including reasonable attorneys' fees and disbursements (including the reasonably allocated cost of legal counsel employed by Creditor), incurred or paid by Creditor in exercising any right, privilege, power or remedy conferred by this Subsidiary Guaranty, or in the enforcement or attempted enforcement thereof, shall be subject hereto and shall become a part of the Guarantied Obligations and shall be paid to Creditor by each Guarantor, immediately upon demand, together with interest thereon at the rate(s) provided for under the Loan Agreement.

    16.  Construction of this Guaranty.  This Subsidiary Guaranty is intended to give rise to absolute and unconditional obligations on the part of each Guarantor; hence, in any construction hereof, this Subsidiary Guaranty shall be construed strictly in favor of Creditor in order to accomplish its stated purpose.

    17.  Liability.  Notwithstanding anything to the contrary elsewhere contained herein or in any Loan Document to which any Guarantor is a Party, the aggregate liability of all Guarantors hereunder for payment and performance of the Guarantied Obligations shall not exceed an amount which, in the aggregate, is $1.00 less than that amount which if so paid or performed would constitute or result in a "fraudulent transfer", "fraudulent conveyance", or terms of similar import, under applicable state or federal Law, including without limitation, Section 548 of the United States Bankruptcy Code. The liability of each Guarantor hereunder is independent of any other guaranties at any time in effect with respect to all or any part of the Guarantied Obligations, and each Guarantor's liability hereunder may be enforced regardless of the existence of any such guaranties. Any termination by or release of any guarantor in whole or in part (whether it be another Guarantor under this instrument or not) shall not affect the continuing liability of any Guarantor hereunder, and no notice of any such termination or release shall be required. The execution hereof by each Guarantor is not founded upon an expectation or understanding that there will be any other guarantor of the Guarantied Obligations.

    18.  Joinder.  Any other Person may become a Guarantor under and become bound by the terms and conditions of this Subsidiary Guaranty by executing and delivering to Creditor an Instrument of Joinder substantially in the form attached hereto as Exhibit A, accompanied by such documentation as Creditor may require to establish the due organization, valid existence and good standing of such Person, its qualification to engage in business in each material jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform this Subsidiary Guaranty, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf.

    19.  Release of Guarantors.  If any Guarantor is sold, transferred or otherwise disposed of after the Closing Date in a transaction which does not violate the Loan Agreement, the Administrative Agent shall, promptly following request therefor by Borrower, release such Guarantor from this Guaranty and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required to evidence or document the release of Creditor's rights arising under this Subsidiary Guaranty with respect to such Guarantor at the sole expense of such Guarantor. This Subsidiary Guaranty and all Obligations of Guarantors hereunder shall also be released when all Obligations of each Party to any Loan Document have been paid in full in Cash or otherwise performed in full and when no portion of the Commitment remains outstanding. Upon such release of any or all such Guarantors' Obligations hereunder, Administrative Agent shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required to evidence or document the release of Creditor's rights arising under this Subsidiary Guaranty, all as reasonably requested by, and at the sole expense of, Guarantors.

    20.  WAIVER OF JURY TRIAL.  EACH GUARANTOR AND CREDITOR EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS SUBSIDIARY GUARANTY, THE LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH GUARANTOR AND CREDITOR AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSIDIARY GUARANTY, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSIDIARY GUARANTY, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    21. THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN NEVADA.

    IN WITNESS WHEREOF, each Guarantor has executed this Subsidiary Guaranty by its duly authorized officer as of the date first written above.

"Guarantors"
CIRCUS CIRCUS CASINOS, INC., a Nevada Corporation
CIRCUS CIRCUS MICHIGAN, INC., a Michigan corporation
CIRCUS CIRCUS MISSISSIPPI, INC., a Mississippi corporation
COLORADO BELLE CORP., a Nevada corporation
EDGEWATER HOTEL CORPORATION, a Nevada corporation
GALLEON, INC., a Nevada corporation
MANDALAY CORP., a Nevada corporation
NEW CASTLE CORP., a Nevada corporation

PINKLESS, INC., a Nevada corporation
RAMPARTS, INC., a Nevada corporation
SLOTS-A-FUN, INC., a Nevada corporation
By:	/s/ GLENN W. SCHAEFFER authorized signatory for each of the foregoing

LAST CHANCE INVESTMENTS, INCORPORATED, a Nevada corporation
MANDALAY DEVELOPMENT, a Nevada corporation
By:	/s/ WILLIAM A. RICHARDSON authorized signatory for each of the foregoing

DIAMOND GOLD, INC., a Nevada corporation
By:	/s/ PETER A. SIMON authorized signatory for the foregoing

GOLDSTRIKE INVESTMENTS, INCORPORATED, a Nevada corporation
By:	/s/ DAVID R. BELDING authorized signatory for the foregoing

GOLDSTRIKE FINANCE COMPANY, INC., a Nevada corporation
M.S.E. INVESTMENTS, INCORPORATED, a Nevada corporation
OASIS DEVELOPMENT COMPANY, INC., a Nevada corporation
By:	/s/ MICHAEL S. ENSIGN authorized signatory for each of the foregoing

GOLD STRIKE L.V., a Nevada partnership
JEAN DEVELOPMENT COMPANY, a Nevada partnership
JEAN DEVELOPMENT NORTH, a Nevada partnership
JEAN DEVELOPMENT WEST, a Nevada partnership
NEVADA LANDING PARTNERSHIP, an Illinois partnership
RAILROAD PASS INVESTMENT GROUP, a Nevada partnership
By:	/s/ M.S.E. INVESTMENTS, INCORPORATED general partner of each of the foregoing
By:	/s/ MICHAEL S. ENSIGN authorized signatory for the foregoing

LAKEVIEW GAMING PARTNERSHIPS JOINT VENTURE, a Nevada partnership
By:	RAILROAD PASS INVESTMENT GROUP general partner of the foregoing
By:	M.S.E. INVESTMENTS, INCORPORATED
Its:	general partner
By:	/s/ MICHAEL S. ENSIGN authorized signatory for the foregoing
Address for Guarantors:
2880 Las Vegas Boulevard, South Las Vegas, Nevada
Telecopier: (702) 791-0310
Telephone: (702) 794-3806

EXHIBIT A TO SUBSIDIARY GUARANTY
INSTRUMENT OF JOINDER

    THIS INSTRUMENT OF JOINDER ("Joinder") is executed as of             , 20  , by             , a              ("Joining Party"), and delivered to Bank of America, N.A., as Administrative Agent, pursuant to the Subsidiary Guaranty dated as of August 22, 2001 made by Circus Circus Casinos, Inc., Slots-A-Fun, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., New Castle Corp., Ramparts, Inc., Circus Circus Mississippi, Inc., Pinkless, Inc., New Way, Inc., Circus Circus Development Corp., Galleon, Inc., M.S.E. Investments, Incorporated, Last Chance Investments, Incorporated, Goldstrike Investments, Incorporated, Diamond Gold, Inc., Oasis Development Company, Inc., Goldstrike Finance Company, Inc., Railroad Pass Investment Group, Jean Development Company, Jean Development West, Nevada Landing Partnership, Gold Strike L.V., Jean Development North, Lakeview Gaming Partnerships Joint Venture (each a "Guarantor" collectively "Guarantors") in favor of the Administrative Agent and the Lenders (the "Guaranty"). Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.

RECITALS

    (a) The Guaranty was made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders that are parties to that certain Term Loan Agreement dated as of August 22, 2001, by and among Mandalay Resort Group, a Nevada corporation ("Borrower"), the Lenders which are parties thereto, and Bank of America, N.A., as the Administrative Agent for the Lenders.

    (b) Joining Party has become a Significant Subsidiary of Borrower, and as such is required pursuant to Section 5.10 of the Loan Agreement to become a Guarantor.

    (c) Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Loan Agreement.

    NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

    (1) By this Joinder, Joining Party becomes a "Guarantor" under and pursuant to Section 18 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guaranteed Obligations of Borrower as defined in the Guaranty heretofore and hereafter incurred under the Loan Documents, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

    (2) The effective date of this Joinder is             , 200 .

"Joining Party"

a

By:

Title:

ACKNOWLEDGED:
BANK OF AMERICA, N.A., as Administrative Agent

By:

Title:

QuickLinks

Exhibit 4(b)
TABLE OF CONTENTS
TERM LOAN AGREEMENT
Article 1 DEFINITIONS AND ACCOUNTING TERMS
Article 2 LOANS
Article 3 PAYMENTS AND FEES
Article 4 REPRESENTATIONS AND WARRANTIES
Article 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
Article 6 NEGATIVE COVENANTS
Article 7 INFORMATION AND REPORTING REQUIREMENTS
Article 8 CONDITIONS
Article 9 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
Article 10 THE ADMINISTRATIVE AGENT
Article 11 MISCELLANEOUS
SUBSIDIARY GUARANTY (Term Loan Agreement)
EXHIBIT A TO SUBSIDIARY GUARANTY INSTRUMENT OF JOINDER
RECITALS
AGREEMENT